UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

DELEK US HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To Our Stockholders:
Notice is hereby given that the 2009 Annual Meeting of Stockholders of Delek US Holdings, Inc. (the “Company”) will be held on Tuesday, May 5, 2009 at 2:00 p.m., central time, at the Holiday Inn at 5701 South Broadway, in Tyler, Texas for the following purposes:
(1)	To elect seven directors to serve until the 2010 annual meeting and until their respective successors are elected and have been qualified;
(2)	To approve a one-time option exchange program in which options outstanding under our 2006 Long-Term Incentive Plan may be exchanged for replacement options covering fewer shares with an exercise price equal to the higher of $8.00 or the fair market value of our common stock on the date of grant;
(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009; and

(4)	To transact any other business properly brought before the meeting.
Additional information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record of the Company’s common stock as of the close of business on March 11, 2009, are entitled to notice of, and to vote at, the meeting. You are cordially invited to attend the meeting in person.
Whether or not you plan to attend the annual meeting in person, please mark your votes, then date and sign the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke your proxy and vote your shares in person if you wish to do so.

By Order of the Board of Directors,

Kent B. Thomas
General Counsel and Secretary

Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
April 3, 2009
Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting to be Held on May 5, 2009
Our proxy statement and 2008 Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy.

QUESTIONS AND ANSWERS	1

PROPOSAL 1: Election of Directors	4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7

EQUITY COMPENSATION PLAN INFORMATION	7

CORPORATE GOVERNANCE	8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	13

EXECUTIVE COMPENSATION	14

PROPOSAL 2: Approval of a one-time option exchange program in which options outstanding under our 2006 Long-Term Incentive Plan may be exchanged for replacement options covering fewer shares with an exercise price equal to the higher of $8.00 or the fair market value of our common stock on the date of grant	27

AUDIT COMMITTEE REPORT	38

RELATIONSHIP WITH INDEPENDENT AUDITORS	38

PROPOSAL 3: Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year 2009	39

STOCKHOLDER PROPOSALS	39

ii

DELEK US HOLDINGS, INC.
7102 COMMERCE WAY
BRENTWOOD, TENNESSEE 37027
ANNUAL MEETING OF STOCKHOLDERS
MAY 5, 2009
PROXY STATEMENT
QUESTIONS AND ANSWERS
1. Why am I receiving these materials? This Proxy Statement and enclosed form of proxy (first mailed to stockholders on or about April 3, 2009) are furnished in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The Annual Meeting will be held on Tuesday, May 5, 2009 at 2:00 p.m., central time, at the Holiday Inn at 5701 South Broadway in Tyler, Texas. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.
2. What is the purpose of the Annual Meeting? The Annual Meeting is being held: (1) to elect seven directors, each to serve for a term of one year until the annual meeting of stockholders in 2010 and until the election and qualification of his successor; (2) to approve a one-time option exchange program in which options outstanding under our 2006 Long-Term Incentive Plan may be exchanged for replacement options covering fewer shares with an exercise price equal to the higher of $8.00 or the fair market value of our common stock on the date of grant; (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009; and (4) to transact such other business as may properly be brought before the meeting or at any adjournment thereof. We will also discuss our business and be available for your comments and discussion.
3. How may I obtain your Annual Report for 2008? A copy of our Annual Report to Stockholders and Annual Report on United States Securities and Exchange Commission (“SEC”) Form 10-K accompany this Proxy Statement. These documents are also available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy. A copy of these documents (which include our financial statements for the year ended December 31, 2008) may also be obtained from us upon written request. Please refer to question 20 for information on how to request additional information from us.
4. Who may attend the Annual Meeting? Stockholders of record as of the close of business on March 11, 2009 (the “record date”), or their duly appointed proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of their brokerage statement reflecting their ownership of our common stock as of the record date.
5. Who is entitled to vote? Holders of record of our common stock, $0.01 par value, at the close of business on the record date are entitled to vote at the Annual Meeting. 53,682,070 shares of common stock were issued and outstanding on the record date. The common stock is our only outstanding class of voting securities. Each stockholder is entitled to one vote per share of our common stock that he, she or it holds. If you attend the Annual Meeting, you may vote in person. Votes submitted by proxy card and received by our transfer agent on or before 11:59 p.m. (eastern time) on May 4, 2009 will be counted. Only votes submitted in person at the Annual Meeting will be counted after that time.
6. Who is soliciting my vote? Your vote is being solicited by our Board of Directors. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7. How does the Board of Directors recommend that I vote? The Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, “FOR” the one-time option exchange program and “FOR” the ratification of our independent registered public accounting firm.
8. How will voting on any other business be conducted? Although we do not know of any business to be considered at the 2009 Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Ezra Uzi Yemin, our President and Chief Executive Officer, and Edward Morgan, our Vice President and Chief Financial Officer, to vote on such matters at their discretion.
9. What is the difference between a “stockholder of record” and a “street name” holder? These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AmStock”), you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
10. How do I vote my shares if I am a stockholder of record? Enclosed is a proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for directors, “FOR” the one-time option exchange program and “FOR” the ratification of our independent registered public accounting firm.
11. How do I vote my shares if they are held in street name? If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.
12. Can I revoke or change my vote? Yes. You may revoke or change your vote by: (a) notifying our Secretary in writing on or before 11:59 p.m. (eastern time) on May 4, 2009; (b) submitting a later-dated and timely proxy card by mail; or (c) voting in person at the meeting (if your shares are registered directly in your name on our books and not held through a broker, bank, or other nominee). The latest-dated, timely, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.
13. Who will count the vote? Representatives of our transfer agent, AmStock, will count the vote and act as the inspector and judge of the election.
14. Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual stockholders are returned directly to AmStock and are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed to us except: (a) as needed to permit AmStock to tabulate and certify the vote; (b) as required by law; or (c) in limited circumstances such as a proxy contest in opposition to the Board of Directors. Additionally, all comments written on the proxy card or elsewhere will be forwarded to us, but your identity will be kept confidential unless you specifically ask that your name be disclosed.
15. What does it mean if I get more than one proxy card? If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.
16. What is a “quorum”? A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17. What are the voting requirements to approve each proposal? Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. To approve the proposals to approve a one-time option exchange program and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009, a majority of the shares voting at the meeting must vote in favor of each proposal.
18. What is the effect of abstentions, withheld votes and broker non-votes? Abstentions and instructions on the accompanying proxy card to withhold authority to vote will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes. However, the number of votes otherwise received will not be reduced by such action.
“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), NYSE-member brokers who hold shares of common stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on non-routine matters. Since the election of directors and the ratification of Ernst & Young LLP are considered routine matters, a broker may turn in a proxy card voting shares at their discretion and without receiving instructions from you. The approval of a one-time option exchange program is a non-routine matter, and, therefore, a broker does not have discretionary authority to vote on this matter.
Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.
19. Can I change the number of copies of the Annual Meeting materials that I receive? Yes. If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report, Form 10-K and Proxy Statement. We will promptly deliver a separate copy to any stockholder upon written or oral request to our Secretary, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, (615) 771-6701 or by sending an e-mail to ir@DelekUS.com. If you share an address with another stockholder and (i) would like to receive multiple copies of these documents in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
20. How can I obtain additional information about Delek US Holdings, Inc.? Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2008 and our other annual, quarterly and current reports we file with SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.DelekUS.com. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by electronically with the SEC and are available at the SEC’s website, www.sec.gov. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. The information posted on our website is not incorporated into this Proxy Statement.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, seven directors are to be elected to hold office until the 2010 Annual Meeting and until their successors have been elected and have qualified. Each of the following individuals is a nominee for election to our Board of Directors: Ezra Uzi Yemin, Gabriel Last, Asaf Bartfeld, Zvi Greenfield, Carlos E. Jordá, Charles H. Leonard, and Philip L. Maslowe. Directors will be elected to serve a one year term expiring at our Annual Meeting in 2010. All seven director nominees are currently serving on our Board of Directors. The Board of Directors has determined that each of Mr. Jordá, Mr. Leonard and Mr. Maslowe qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.
We believe that each director nominee will be able to stand for election. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board of Directors. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote. The persons named in the enclosed proxy intend to vote the proxy for the election of each of the seven nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.
Each nominee elected as a director will continue in office until his successor has been elected and qualified, or until earlier termination of his or her service.
The age, principal occupation and certain other information for each director nominee are set forth below.
Ezra Uzi Yemin, age 40, has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek — The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with CLAL Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance.
Gabriel Last, age 62, has served as one of our directors since January 2002. In addition, since 2003, Mr. Last has served as the chairman of the board of Delek Group and currently serves on the board of directors of several of Delek Group’s other affiliated entities. Mr. Last served as the chief executive officer of Delek Group from 2001 to 2003. Between 1998 and 2001, Mr. Last was the Managing Director of Israeli Society of Insurance Companies and of Israeli Association of Life Insurance Companies Ltd. Mr. Last served as Vice Inspector General, Israeli Police Force from 1996 to 1998. Mr. Last also served on the board of Sinel Industries Ltd., an unaffiliated public company in Israel from December 2000 to July 2006.
Asaf Bartfeld, age 57, has served as one of our directors since January 2002. Mr. Bartfeld has served as the president and chief executive officer of Delek Group since September 2003. Since July 2001, he has served as general manager of Delek Investments and Properties Ltd., one of our affiliated entities. Mr. Bartfeld also serves on the board of directors of several of our affiliated entities, including Delek Group and Matav-Cable Systems Media Ltd.
Zvi Greenfeld, age 62, has served as one of our directors since October 2005. Mr. Greenfeld has served as the president of one of our affiliated entities, Delek Drilling Management Ltd., since 1993, where he oversees that company’s exploration and production of natural gas in Israel. Mr. Greenfeld is the principal of Greenfeld-Energy Consulting, Ltd. a company that has provided consulting services to us since May 2005. He has also been a consultant for Delek — The Israel Fuel Corporation, Ltd., another affiliate, since 2002, advising senior management on fuel purchases. From 1991 to 2002, Mr. Greenfeld served as a vice president of Delek — The Israel Fuel Corporation, Ltd., where among other things, he directed the building and renovation of retail gas stations and managed quality control and fuel purchasing. Additionally, Mr. Greenfeld serves as a director of several of our affiliated entities.

Carlos E. Jordá, age 59, has served as one of our directors since May 2006. Mr. Jordá’s experience has been primarily based in the oil and energy sector. Mr. Jordá has been self-employed as a consultant since March 2003, where he has advised clients on potential refining and marketing projects. From October 2000 to March 2003, Mr. Jordá served as the president of PDV America and the chairman of the board of directors of Citgo Petroleum Corporation, each affiliates of Petroleos de Venezuela, S.A., a Venezuela stock-owned petroleum company, where he directed joint ventures in the United States.
Charles H. Leonard, age 60, has served as one of our directors since May 2006. From February 2008 until August 2008, Mr. Leonard served as executive vice president and chief financial officer of Landmark FBO, LLC, a privately held fixed base operator, including the related charter, aircraft sales, and maintenance assets for general aviation aircraft. From March 2006 to March 2007, Mr. Leonard served as the chief financial officer of EGL, Inc., a publicly traded company that provides transportation, supply chain management and information services. From September 2005 to December 2005, Mr. Leonard was the chief financial officer of, and from January 2006 to February 2006 was a consultant to, Transport Industries Holdings, Inc., a privately held transportation and logistics company. From September 1988 to July 2005, Mr. Leonard was employed by Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., a publicly traded master limited partnership, that owns and operates common carrier pipelines for the transportation of refined petroleum products, liquefied petroleum and natural gases, crude oil and petrochemicals. Mr. Leonard was responsible for the financial operations of the company and served in various capacities, including treasurer from 1996 to 2002 and senior vice president commencing in 1990 and chief financial officer commencing in 1989.
Philip L. Maslowe, age 62, has served as one of our directors since May 2006. Since January 2009, Mr. Maslowe has served as a member of the board of directors and as chairman of the audit committee of American Media, Inc., a privately held publisher of celebrity journalism and health and fitness magazines. Since July 2008, Mr. Maslowe has served on the Board of Directors and Audit Committee of Hilex Poly Co., LLC, a privately held manufacturer of plastic bag and film products. Since December 2004, Mr. Maslowe has served on the board of directors and the audit committee and as chairman of the human resources committee of NorthWestern Corporation, doing business as NorthWestern Energy, a publicly traded provider of electricity and natural gas. From March 2006 until February 2007, Mr. Maslowe served on the board of managers of Gate Gourmet Group Holdings LLC, a privately held provider of catering services to airlines. From August 2002 to December 2004, Mr. Maslowe served as a member of the board of directors and audit committee and chairman of the corporate governance committee of Mariner Health Care, Inc., a publicly traded provider of post-acute health care services. From May 2002 to February 2004, Mr. Maslowe served as chairman of the board of directors, chairman or member of the audit committee and as chairman or member of the compensation committee of AMF Bowling Worldwide, Inc., a company that operates bowling centers and holds an interest in a business that manufactures and sells bowling equipment.
The Board of Directors recommends a vote “FOR” each of the above nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 28, 2009, the beneficial ownership of our Common Stock by (i) each person known by us to own more than five percent of our Common Stock, (ii) all of our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

	Amount and Nature	Percentage
	of Beneficial Ownership	of Common
Name and Address of Beneficial Owner	of Common Stock (1)	Stock (2)
Delek Group Ltd.(3)(4)	39,389,869	73.38%
Itshak Sharon (Tshuva) (5)	39,389,869	73.38%
Delek Petroleum Ltd. (3)(4)	39,389,869	73.38%
Delek Hungary Holding Limited Liability Company (3)(4)	39,389,869	73.38%
Ezra Uzi Yemin	1,324,596 (6)	2.47%
Gabriel Last	20,500	*
Asaf Bartfeld	28,000	*
Zvi Greenfeld	39,000	*
Carlos E. Jordá	3,375	*
Charles H. Leonard	6,375	*
Philip L. Maslowe	5,375	*
Edward Morgan	34,425	*
Frederec Green	90,375	*
Lynwood Gregory	21,875	*
Assaf Ginzburg	43,725	*

All directors and executive officers as a group (15 persons)	1,674,846 (7)	3.12%

*	Represents less than 1%.

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any shares of Common Stock when such person has the right to acquire them within 60 days after February 28, 2009. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any shares which such person has the right to acquire within 60 days after February 28, 2009 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon 53,682,070 shares of Common Stock issued and outstanding on February 28, 2009.

(3)	Delek Group Ltd. is the parent company of Delek Petroleum Ltd. Delek Petroleum Ltd. is the parent company of Delek Hungary Holding Limited Liability Company, which is the registered holder of these shares. Other than Delek Hungary Holding Limited Liability Company, which holds the shares directly, each entity may be deemed to indirectly beneficially own the shares held by Delek Hungary Holding Limited Liability Company and disclaims beneficial ownership of the Common Stock beneficially owned by Delek Hungary Holding Limited Liability Company, except to the extent of their pecuniary interest therein.

(4)	The address of Delek Group Ltd. and Delek Petroleum Ltd. is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. The address of Delek Hungary Holding Limited Liability Company is 1134 Budapest, Vaci ut 35, Hungary.

(5)	Mr. Sharon’s address is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. Mr. Sharon beneficially owns approximately 64% of the outstanding equity and voting ordinary shares of Delek Group Ltd. through corporations that he controls. Mr. Sharon may be deemed to be an indirect beneficial owner of the Common Stock beneficially owned by Delek Group Ltd. Mr. Sharon disclaims beneficial ownership of the Common Stock beneficially owned by Delek Group Ltd., except to the extent of his pecuniary interest therein. This information is as of March 16, 2009, and is based on filings made by Delek Group Ltd. with the Israel Securities Authority.

(6)	Includes 65,650 shares of Common Stock that Mr. Yemin has the right to purchase within 60 days of February 28, 2009.

(7)	Includes 65,650 shares of Common Stock that Mr. Yemin has the right to purchase within 60 days of February 28, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC thereunder require our executive officers and directors and persons who own more than ten percent of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and changes in their ownership with the SEC. Executive officers, directors and persons owning more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for or by those persons, we believe that, during the year ended December 31, 2008, all filing requirements applicable to our executive officers, directors and owners of more than ten percent of our Common Stock were met.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2008, regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

			Number of securities remaining
	Number of securities to be issued	Weighted-average exercise	available for future issuance under
	upon exercise of outstanding	price of outstanding	equity compensation plans (excluding
	options, warrants and rights	options, warrants and rights	securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,813,223	$19.02	965,760 (1)
Equity compensation plans not approved by security holders (2)	1,319,493	$2.03	None
TOTAL	3,132,716	$11.86	965,760

(1)	Consists of the number of securities available for future issuance under our 2006 Long-Term Incentive Plan as of December 31, 2008.

(2)	Pursuant to his employment agreement, our President and Chief Executive Officer, Mr. Yemin, was granted share purchase rights in May 2004. Upon completion of our initial public offering in May 2006, the share purchase rights permitted him to purchase, subject to certain vesting requirements, up to 1,969,493 shares of our common stock which was five percent of our outstanding shares immediately prior to the completion of the initial public offering. Under the applicable vesting provisions, Mr. Yemin is entitled to purchase up to one-fifth of these shares for each year of his employment (prorated monthly) from May 2004 until expiration of the agreement in April 2009. Mr. Yemin exercised 250,000 of his share purchase rights in December 2006 and 400,000 of his share purchase rights in August 2007. Of the 1,319,493 share purchase rights remaining at December 31, 2008, 1,188,196 were vested and exercisable.

CORPORATE GOVERNANCE
Executive Officers
The following table sets forth the names, ages and positions of each of our current executive officers. Titles are held with Delek US Holdings, Inc. unless otherwise indicated.

Executive Officer	Age	Position
Ezra Uzi Yemin	40	President, Chief Executive Officer and Director
Lynwood Gregory	59	Senior Vice President Executive Vice President and Chief Operating Officer of MAPCO Express, Inc.
Frederec Green	43	President and Chief Operating Officer of Delek Refining, Inc. Vice President of Delek Marketing & Supply, Inc.
Harry P. (Pete) Daily	60	Vice President and Chief Operating Officer of Delek Marketing & Supply, Inc. Vice President of MAPCO Express, Inc. Vice President of Wholesale Marketing of Delek Refining, Inc.
Edward Morgan	39	Vice President and Chief Financial Officer
Assaf Ginzburg	34	Vice President of Strategic Planning
Kimberly O’Dell	35	Vice President of Marketing of MAPCO Express, Inc.
Kathy Roadarmel	51	Vice President of Human Resources
Kent B. Thomas	40	General Counsel and Secretary
Set forth below is a brief description of the business experience of these executive officers.
Ezra Uzi Yemin has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek — The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with CLAL Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance.
Lynwood Gregory is the chief operating officer for all of our retail fuel and convenience store operations. He has served as our senior vice president since November 2003 and has served as the executive vice president and chief operating officer of MAPCO Express, Inc. since November 2002. From April 2001 to November 2002, Mr. Gregory served as a vice president of operations of MAPCO Express, Inc. Mr. Gregory began his employment with MAPCO Petroleum, Inc. in 1990 and served as vice president of operations and vice-president of marketing for Williams Express, Inc. prior to our acquisition of the company. Mr. Gregory is a veteran of the retail fuel and convenience store industry. His responsibilities over the course of his career have included operations, marketing and food service. Prior to joining MAPCO Petroleum, Inc., Mr. Gregory spent six years with Georgia Southern Oil, two years with Starvin Marvin’s / Globe Oil Company, and eight years with Crown Central Petroleum, all in upper management/executive positions, developing their presence in the Southeast.
Frederec Green has served as the president of Delek Refining, Inc. since March 2007 and as its chief operating officer since May 2005. Mr. Green is the primary operational officer for our refining operations and is also vice president of Delek Marketing & Supply, Inc. Since October 2007, Mr. Green has also served on the Board of Directors of Lion Oil Company, a privately held company in which we hold a 34.6% equity interest. Prior to joining us, from January 2004 to January 2005, Mr. Green operated Green Energy Advisors LLC, an independent consulting practice servicing commercial insurance carriers on petroleum refining and electrical matters. Mr. Green has 21 years experience in the refining industry working for UOP LLC, a refinery technology licensing firm, from 1987 to 1990 and Murphy Oil USA, Inc., from 1990 to 2004, where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.

Pete Daily has served as the chief operating officer and a vice president of Delek Marketing & Supply, Inc. since September 2006. Since January 2007, Mr. Daily has also served as the vice president of wholesale marketing for Delek Refining, Inc., and a vice president of MAPCO Express, Inc. Mr. Daily’s duties include supervising the purchase and supply of fuels for our convenience stores, marketing the refined products from the Tyler refinery, and marketing our supply of refined products in west Texas. Mr. Daily has over 30 years of experience in marketing and supply of refined products. Mr. Daily served as the vice president of supply of MAPCO Express, Inc. from October 2001 until November 2004. Prior to rejoining us in September 2006, Mr. Daily worked for Truman Arnold Companies as vice president of wholesale marketing from November 2004 to September 2006, where his responsibilities included managing a wholesale marketing division with sales of petroleum products in 48 states.
Edward Morgan is our principal financial and accounting officer and has served as our treasurer since November 2003, as vice president since February 2005 and as chief financial officer since April 2006. Mr. Morgan also serves as the chief financial officer and a member of management of our subsidiaries with responsibility for all finance and accounting matters, as well as our company’s information technology infrastructure. Prior to joining us in May 2002, Mr. Morgan was a senior member of management with American HomePatient, Inc., a provider of home health care services and products, where he was the director of treasury operations from 1997 to May 2002. Prior to that, Mr. Morgan spent several years as a certified public accountant at Deloitte and Touche, LLP. Throughout his career, Mr. Morgan has been involved in debt restructuring, acquisitions and divestitures. Mr. Morgan is a member of the American Institute of Certified Public Accountants, the Association for Financial Professionals, and the Tennessee Society of Certified Public Accountants. He serves on the board of directors for the Ronald McDonald House of Tennessee charities.
Assaf Ginzburg is our principal strategic planning officer, and has served as vice president since February 2005 and vice president of strategic planning since April 2006. Mr. Ginzburg’s duties also include oversight of our investor relations. Since October 2007, Mr. Ginzburg has also served on the Board of Directors of Lion Oil Company, a privately held company in which we hold a 34.6% equity interest. Prior to joining us in November 2004, Mr. Ginzburg served as a financial advisor from July 2001 to March 2003 for Swary-Yohman Financial Consultants, and from April 1999 to July 2001 for Itzhak Swary Ltd., two consulting firms in Israel. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001 and served as trustee of court for a large Israeli public company in 2003 and 2004.
Kimberly O’Dell has served as vice president of marketing of MAPCO Express, Inc. since September 2008. Ms.O’Dell served as our vice president of merchandising from 2007 until she was promoted to her current position. Prior to joining us, Ms. O’Dell was director of merchandising for Cracker Barrel Old Country Store from 2005 to 2007, and divisional director of merchandising for Pier 1 Imports from 2003 to 2005.
Kathy Roadarmel has served as our vice president of human resources since September 2007. Ms. Roadarmel has 22 years of experience in executive level human resource management in the hospitality, manufacturing, food and beverage and retail industries. Prior to joining us, Ms. Roadarmel had served four years as human resources manager for Clopay Plastic Products in Nashville, Tennessee. From April 2000 to March 2003, Ms. Roadarmel served as president of Worldwide Recruiters. Prior to April 2000, she served in various human resources roles for Gaylord Entertainment Company (Opryland Hotel) including serving most recently as its vice president of human resources.
Kent Thomas has served as our general counsel and secretary since August 2005. Mr. Thomas has more than twelve years experience practicing law in Nashville, Tennessee. Prior to joining us, Mr. Thomas spent four years at the firm of Colbert & Winstead, PC of Nashville, Tennessee, with a practice focused on litigating employment, commercial and copyright disputes and providing transactional representation in the banking, transportation, entertainment, restaurant and alcoholic beverage retail industries.

The Board of Directors
At the date of this Proxy Statement, the Board of Directors consists of seven members, Messrs. Yemin, Last, Bartfeld, Greenfeld, Jordá, Leonard and Maslowe. All seven directors have been nominated for election at the Annual Meeting to serve for a one year term expiring at our annual meeting of stockholders in 2010.
The Board of Directors has determined that we are a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because more than 50% of our voting power is indirectly held by Delek Group, Ltd. As such, we rely on exemptions from the provisions of Section 303A that would otherwise require us, among other things, to have a board of directors composed of a majority of independent directors. The Board of Directors has determined that Mr. Jordá, Mr. Leonard and Mr. Maslowe each qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.
Under the NYSE’s listing standards, a director will not be deemed independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board of Directors has determined that each of our independent directors has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and is therefore independent under the NYSE’s listing standards and applicable SEC rules and regulations.
The Board of Directors held eight meetings during 2008. Each of our directors attended at least 75% of the aggregate of all meetings of the Board and committees on which he served except for Gabriel Last, who attended four of the eight Board meetings and did not serve on any Board committees. Although we have not adopted a policy with regard to board member attendance at annual meetings of our stockholders, four of our directors attended our annual meeting of stockholders on May 1, 2008.
The NYSE listing standards require our non-management directors to meet at regularly scheduled executive sessions without management. Our non-management directors intend to meet in such executive sessions following each quarterly meeting of the Board of Directors in 2009. Mr. Bartfeld will preside over all such sessions. At least once in 2009, our independent directors will meet in an executive session.
Communications with the Board of Directors
Stockholders or other interested parties who wish to communicate with any of our directors, any committee chairperson or the Board of Directors may do so by writing to the director, committee chairperson or the Board in care of the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. Communications received will be forwarded directly to the director to whom it is addressed. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chairperson or to all members of the Board.
Committees of the Board of Directors
The Board of Directors has standing Audit and Compensation Committees. As a controlled company, we rely on exemptions from the provisions of Section 303A of the NYSE Listed Company Manual that would otherwise require us, among other things, to have a Compensation Committee composed of independent directors and to have a Nominating and Corporate Governance Committee.
As a controlled company, the Board of Directors does not believe that it is necessary to have a Nominating and Corporate Governance Committee or a committee performing the functions of this committee. The entire Board of Directors participates in the nomination of candidates for election to the Board of Directors in accordance with our Board of Directors Governance Guidelines.
The Board of Directors is responsible for filling vacancies on the Board of Directors at any time during the year, and for nominating director nominees to stand for election at the annual meeting of stockholders. The Board of Directors does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. In accordance with our Board of Directors Governance Guidelines, the Board of Directors identifies individuals qualified to become directors and considers such factors as it deems appropriate, including the individual’s education, experience, reputation, judgment, skill, integrity, industry knowledge, the degree to which the individual’s qualities and attributes complement those of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and committees thereof. Directors should have experience in positions with a high degree of responsibility; be leaders in the organizations with which they are affiliated; and have the time, energy, interest and willingness to serve as a member of the Board of Directors.

The Board of Directors will consider nominees for directors recommended by stockholders of Delek and will evaluate each nominee using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board of Directors in care of the Secretary of Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Audit Committee
The Audit Committee consists of Mr. Maslowe (chairman), Mr. Leonard and Mr. Jordá. The composition of the Audit Committee has not changed from its inception on May 9, 2006. The Audit Committee met six times during 2008.
The Board has determined that (i) Mr. Maslowe, Mr. Leonard and Mr. Jordá each qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE; and (ii) Mr. Maslowe is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
The purpose of the Audit Committee is to provide assistance to the Board in the oversight of (a) the quality and integrity of our financial statements; (b) the disclosure and financial reporting process, including our financial statements; (c) our internal controls and procedures for financial reporting; (d) the performance of our internal audit function and independent registered public accounting firm employed by us for the purpose of preparing and issuing an audit report or related work (the “Outside Auditor”); (e) the Outside Auditor’s qualifications and independence; and (f) our compliance with policies under our Code of Business Conduct & Ethics and legal and regulatory requirements. These responsibilities are set forth in the Audit Committee’s charter, which is posted on our corporate website at www.DelekUS.com. In addition, the Audit Committee is generally responsible for administering our related party transactions policy.
Compensation Committee
The Compensation Committee consists of Mr. Yemin (chairman), Mr. Bartfeld and Mr. Jordá. The composition of the Compensation Committee has not changed from its inception on May 9, 2006. The Compensation Committee met four times in 2008.
Among the three members of the Compensation Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE. As a controlled company, we are exempt from the NYSE requirement to have a Compensation Committee composed entirely of independent directors.
The purpose of the Compensation Committee is to support the Board of Directors and work with management to ensure that compensation practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. The Compensation Committee reviews, provides advice on and, where appropriate, approves compensation objectives, plans, and levels.
The Compensation Committee is responsible to our Board of Directors and stockholders for evaluating the performance of Mr. Yemin, our chief executive officer, and approving the compensation awarded to our named executive officers, with the exception of Mr. Yemin, most of whose compensation is determined by the terms of his employment agreement. Additional compensation arrangements or changes to Mr. Yemin’s employment agreement are approved by the full Board of Directors. Further, Mr. Yemin does not participate in discussions regarding his performance evaluation. These responsibilities are set forth in the Compensation Committee’s charter, which is posted on our corporate website at www.DelekUS.com.
The Compensation Committee relies heavily on the input and recommendations of Mr. Yemin and our vice president of human resources in determining compensation. In 2008, the Compensation Committee delegated a portion of its authority to determine base salaries, annual cash bonuses and the total mix and amount of long-term incentive compensation (including the recipients of such compensation) to Mr. Yemin, in consultation with the vice president of human resources, and subject to the approval of the Committee in the instance of our executive officers (other than Mr. Yemin).

The Compensation Committee has also delegated a portion of its authority under the 2006 Long-Term Incentive Plan to Mr. Yemin, the vice president of human resources and the general counsel. Under this authority, Mr. Yemin may grant up to 15,000 stock options to certain employees, and the vice president of human resources and general counsel, acting jointly, may grant up to 2,500 stock options to certain employees. The delegated authority is expressly limited to newly hired employees and employees that are promoted to a job classification that is eligible for stock options. The delegated authority does not apply to employees who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, or who are considered “covered employees” for purposes of Section 162(m) of the Internal Revenue Code.
The Compensation Committee has further limited this delegated authority by prescribing that grants of stock options pursuant to the delegated authority shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, the Committee chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the current quarter. See the sections titled “Compensation Setting Process,” “Base Salaries” and “Annual Bonuses” in the Compensation Discussion and Analysis for an additional discussion of the role of Mr. Yemin, other executive officers and compensation consultants in determining compensation.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised of Mr. Yemin, Mr. Bartfeld and Mr. Jordá. Mr. Yemin is the chairman of the Compensation Committee. He has served as our chief executive officer since June 2004 and our president and a director since April 2001. Mr. Bartfeld has served as Delek Group’s president and chief executive officer since September 2003. See “Executive Compensation” and “Director Compensation” for information regarding relationships and transactions involving the company in which Mr. Yemin and Mr. Bartfeld had an interest.
None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.
Board of Directors Governance Guidelines, Code of Business Conduct & Ethics and Committee Charters
The full texts of our Board of Directors Governance Guidelines and Code of Business Conduct & Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available on our website (www.DelekUS.com). In addition, you may request a copy of any of these documents by writing to the Investor Relations Department of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027, or ir@DelekUS.com. If we waive any material departure from a provision of our Code of Business Conduct & Ethics, we intend to post such waiver (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions) on this website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On March 6, 2007, our Board of Directors adopted a written related party transactions policy to document procedures pursuant to which related party transactions are reviewed, approved or ratified. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than $5,000, when aggregated with all similar transactions. The Audit Committee is generally responsible for administering the policy. However, our policy permits the disinterested members of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. Additionally, any related party transaction in which any director is an interested party must be reviewed and approved by the full Board of Directors. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Because our policy was not in place until 2007, these particular procedures were followed at the commencement of only the December 2008 transaction discussed below. However, the management and consulting agreement with Delek Group was approved by our Board of Directors in February 2006, and the consulting agreement with Charles Green was ratified by our Audit Committee in March 2008.
At December 31, 2008, Delek Group Ltd. (“Delek Group”) beneficially owned approximately 73.4% of our outstanding common stock. As a result, Delek Group and its controlling stockholder, Mr. Sharon (Tshuva), will continue to control the election of our directors, influence our corporate and management policies (including the declaration of dividends) and determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.
Effective January 1, 2006, we entered into a management and consulting agreement with Delek Group, pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement has an initial term of one year and will continue thereafter until either party terminates the agreement upon 30 days advance notice. As compensation, the agreement provides for payment to Delek Group of $125,000 per calendar quarter, payment within 90 days of the end of each quarter and reimbursement for reasonable out-of-pocket costs and expenses incurred. Amounts paid under this agreement in 2008 totaled $500,000 and amounts payable under this agreement as of December 31, 2008 totaled $125,000.
On January 12, 2006, we entered into a consulting agreement with Charles H. Green, the father of one of our named executive officers, Frederec Green. Under the terms of the agreement, Charles Green provided assistance and guidance, primarily in the area of electrical reliability, at our Tyler refinery, and was paid $100 per hour for services rendered. During the twelve month periods ended December 31, 2008 and December 31, 2007, Charles Green was paid approximately $136,500 and $201,400, respectively, for services rendered. Mr. Green’s services concluded in August 2008.
In December 2008, Delek Finance, Inc., a wholly-owned subsidiary of Delek US Holdings, Inc., borrowed $15 million from Delek Petroleum, Ltd., an Israeli corporation controlled by our indirect majority stockholder, Delek Group, Ltd. at an interest rate of LIBOR plus 4%. The principal was fully repaid by December 31, 2008 and interest of approximately $37,000 was paid in January 2009.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Overview, Objectives and Philosophy
The emphasis of our 2008 compensation framework was management retention, management recruitment and compensation continuity in a manner that supported stockholder value. The 2008 framework was designed to reward the performance of our employees with reference to the overall performance of the company. Going forward, we have developed a compensation framework that is designed to:
•	Attract, motivate and retain key executives;
•	Centralize administration and control over individual compensation components;
•	Align the long-term economic interests of executives with stockholders by providing a portion of the executives’ compensation in the form of equity awards; and
•	Reward excellence and performance by executives that increases the value of our stock and promotes an ethical culture amongst our employees.
These objectives will govern the decisions that the Compensation Committee (the “Committee”) makes with respect to the amount and type of compensation payable to our named executive officers. Further, we believe that these objectives strengthen our commitment to operate our business with the highest standards of ethical conduct.
Elements of Our Compensation
The compensation framework for our named executive officers consists of the following three key elements:
•	Base salary;
•	Annual cash bonuses and other special cash bonuses, as warranted; and
•	Long-term incentives (including the annual grant of stock options and/or restricted stock units).
In addition to these key elements of compensation, our compensation framework includes limited fringe benefits, perquisites, severance and other benefits. Each of these elements is discussed further below.
Compensation Setting Process
Our Board of Directors has determined that we are a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual because Delek Group, Ltd. indirectly holds more than 50% of the voting power of our company. As a controlled company, we are exempt from the NYSE requirement to have a compensation committee composed entirely of independent directors. Among the three members of our Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE.
The Committee is responsible for determining the amount and mix of total compensation to be paid to our named executive officers. However, the chairman of the Committee, Mr. Yemin, did not participate in discussions regarding his own compensation arrangements, most of which are determined by his employment agreement. In determining the amount and mix of the total compensation to be paid to our named executive officers (other than Mr. Yemin), the Committee relied heavily on the input and recommendations of Mr. Yemin and our vice president of human resources. Together with our former vice president of human resources, Mr. Yemin developed our current compensation framework, which was presented to and approved by the Committee. For a description of the Committee’s delegation of authority to management, you should read the narrative discussion on page 12 of this Proxy Statement. The Committee also relied to a lesser extent on studies performed for us by compensation consultant AON/Radford Consulting (“AON”).

In late 2005, prior to our initial public offering, we engaged AON to provide advice to the Board of Directors in formulating our 2006 compensation. AON performed compensation studies of peer companies identified by us in consultation with AON which included base salary, total cash compensation and total compensation. In November 2007, the Committee authorized management to engage AON to reevaluate our peer companies and provide a competitive review of executive compensation relative to published surveys and the peer group including base salaries, annual incentives, total cash compensation, long-term incentives and total direct compensation. We referred to these updated studies in formulating 2008 compensation.
Generally, executive compensation has been paid primarily in cash as base salaries and bonus, although this is not due to any specific practice, policy or formula regarding the allocation between long-term and currently paid out compensation or the allocation between cash and non-cash compensation. In making decisions with respect to the amount and type of compensation paid to our named executive officers, the Committee considers the individual’s performance, the company’s performance, and competitive market information.
In 2008, the Committee referenced, and will continue to reference, two groups of publicly traded peer companies in its decision making process: independent refining and marketing companies, and retail companies. The peer companies were developed in consultation with AON in 2005, and the group was updated in 2007. As a result of the 2007 update, one refining company, Premcor, and three retail companies, 7-11, Starbucks and Target, were removed from the group. Three refining companies, Murphy Oil Corporation, Tesoro Corporation and Valero Energy Corporation, were added to the peer group along with three retail companies, Hess Corporation, Susser Holdings Corporation and TravelCenters of America, LLC. Premcor was removed because it ceased operations, and 7-11 was removed because it is no longer publicly traded. Susser Holdings and TravelCenters of America were added because they have become publicly traded companies and, as retail fuel and convenience store operators, provide more appropriate retail peers for us than Starbucks or Target. For the reasons set forth above, we believe that the addition of Murphy Oil, Tesoro, Valero Energy and Hess enhances the mix of peer companies.
The list of peer companies referenced in developing our 2008 compensation framework is set forth below. The Committee believes the two groups provide an appropriate, comparative, cross-section of industry and human-resource competitors with market capitalization and operational complexity similar to ours. While the Committee does not regularly benchmark its compensation practices against any particular company or group of companies, the Committee believes that compensation data from the companies listed below can be a useful tool in our decision making process for all areas of our compensation framework. The two groups are listed in the following table:

Refining Companies	Retail Companies
Alon USA Energy, Inc.	Alimentation Couche Tard, Inc.
Frontier Oil Corp.	Casey’s General Stores, Inc.
Holly Corporation	Hess Corporation
Murphy Oil Corporation	The Pantry, Inc.
Sunoco, Inc.	Susser Holdings Corporation
Tesoro Corporation	TravelCenters of America, LLC
Valero Energy Corporation
Western Refining, Inc.
Base Salaries
Our named executive officers receive a majority of their overall cash compensation as base salary. Generally, base salaries have not been based upon specific measures of corporate performance, but are determined upon the recommendations of the chief executive officer, based upon his determination of each employee’s individual performance, position and responsibilities, and contributions to both our financial performance and ethical culture. We generally seek to position base salary at or below the market median of the peer group. In contrast to our other named executive officers, our chief executive officer’s base salary is determined pursuant to his employment agreement which was executed in May 2004. For a description of Mr. Yemin’s employment agreement, you should read the narrative discussion beginning on page 22 of this Proxy Statement.

Base salaries are reviewed annually, typically in December. Annual base salaries for 2008 were reviewed in December 2007, and Mr. Yemin, in consultation with our vice president of human resources, determined the base salaries, which were reviewed and approved by the Committee in January 2008. In making the 2008 salary determinations, Mr. Yemin was guided by the factors set forth above.
The explosion and fire at our Tyler refinery on November 20, 2008 resulted in a suspension of production that is anticipated to continue until at least May 2009. As a result, we postponed our annual review of base salaries for 2009 from December 2008 until production at the refinery resumes. We expect that Mr. Yemin, in consultation with our vice president of human resources, will determine the base salaries, and that these determinations will be reviewed and approved by the Committee. In making the salary determinations, we expect that Mr. Yemin will be guided by the factors set forth above. There have been no material changes to the salaries to be paid to our named executive officers in 2009 from that paid to our named executive officers in 2008.
The Committee believes that the base salaries paid to our named executive officers are appropriate and help to achieve our objectives to attract, retain and motivate our named executive officers. For a description of the base salaries paid to our named executive officers for 2008, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement.
Annual Bonuses
Annual cash bonuses to our named executive officers are intended to reward company-wide performance and, to a lesser extent, individual performance during the year. The annual cash bonuses paid to Mr. Morgan, Mr. Green, Mr. Gregory and Mr. Ginzburg equaled approximately 25.6%, 24.4%, 17.1% and 27.8% of their base salary in 2008. From time to time, special cash bonuses may be granted to our executive officers in order to reward outstanding performance or the achievement of business milestones.
Mr. Yemin and our vice president of human resources review peer company cash bonus data as compiled by AON to evaluate the competitiveness of our cash bonus practices, but do not use the data to develop any specific bonus targets or criteria. At the end of each calendar year, management prepares and the Board of Directors approves an annual bonus budget for all employees as part of the overall operating budget for the company. The annual bonus pool for 2008 was developed in late 2007 by Mr. Yemin, in consultation with our vice president of human resources, with reference to the prior year’s pool and the coming year’s overall budget. The bonus budget may be adjusted downward by the Committee at year end based on the company’s actual results or other factors. For example, the aggregate cash bonuses paid for 2008 were less than the pool established in late 2007 due primarily to our fiscal 2008 performance and our desire to conserve cash in the current economic environment. Total annual bonuses to named executive officers will generally be limited to the amount of this pool and will be based on the individual’s level of responsibility within the company and, to a lesser extent, the individual’s performance. There are no predetermined formulae, weighted factors or specified list of criteria that is followed in setting bonuses. Annual bonuses for a calendar year are typically determined in the first quarter of the ensuing calendar year. In March 2009, the Committee approved the 2008 bonuses paid to each of our executive officers (other than Mr. Yemin) as well as the overall 2008 bonus budget for all employees (other than Mr. Yemin).
Unlike our other executive officers whose annual cash bonuses are determined and paid in the first quarter of the year in recognition of service in the prior calendar year, Mr. Yemin’s annual cash bonus is typically determined and paid after the first quarter of the year. As the top ranking executive of a subsidiary of a foreign company, Mr. Yemin’s bonus is influenced by the compensation practices of Delek Group which pays its executive bonuses after the first quarter. In September 2008, the Board of Directors approved a cash bonus in the amount of $400,000 for Mr. Yemin in recognition for his service to us since his last bonus payment in the third quarter of 2007. The disinterested members of the Board of Directors approved Mr. Yemin’s bonus in 2008.
The Committee believes that the bonuses paid to our named executive officers are appropriate and help to achieve our objectives to attract, retain and motivate our named executive officers and to reward excellent performance. For a description of the bonuses paid to our named executive officers for 2008, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement.

Long-Term Incentives
The Committee believes that the grant of non-cash, long-term compensation, primarily in the form of long-term incentive awards, to our named executive officers is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of non-cash, equity incentive compensation opportunities. The Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards. Since long-term awards will increase in value in conjunction with an increase in the value of our common stock, the awards are designed to provide our named executive officers with an incentive to remain with us. For a description of the long-term incentive awards granted to our named executive officers for 2008, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement and the Grants of Plan-Based Awards Table on page 22 of this Proxy Statement.
2006 Long-Term Incentive Plan. In April 2006, our Board of Directors and sole stockholder adopted the 2006 Long-Term Incentive Plan (the “Plan”). At December 31, 2008, the Plan provided equity-based compensation to approximately 300 of our employees, including our named executive officers (other than Mr. Yemin). The Plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and cash incentive awards to directors, officers, employees, consultants and other individuals (including, advisory board members) who perform services for us or our affiliates.
Up to 3,053,392 shares of our Common Stock may be issued under the Plan (subject to adjustment to reflect certain transactions and events specified in the Plan). Shares covered by the unexercised portion of an award that terminates, expires or is canceled or settled in cash, shares forfeited or repurchased under the Plan, and shares withheld or surrendered in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an award will again become available for issuance under the Plan.
Generally, the Compensation Committee administers the Plan, and has discretion to select the persons to whom awards will be made under the Plan and prescribe the terms and conditions of each award under the Plan, subject to the delegation of authority to Mr. Yemin, the vice president of human resources and the general counsel with respect to some option grants, as discussed above under “Committees of the Board — Compensation Committee.”. For a description of the Committee’s delegation of authority to grant stock options, you should read the narrative discussion on page 12 of this Proxy Statement.
The Board of Directors also has the power to administer the Plan. With respect to the application of the plan to non-employee directors, the disinterested members of the Board of Directors have sole responsibility and authority for matters relating to the grant and administration of awards.
We do not have any plan to select option grant dates or restricted stock unit grant dates for our named executive officers in coordination with the release of material non-public information. The exercise price of all stock options awarded to our named executive officers under the Plan is set at or above market price at the time of the award.
Since the inception of the Plan, all employee stock options under the Plan have been awarded in two simultaneous grants. 75% of the options awarded vest ratably on the first three anniversaries of the grant, and the remaining 25% of the options awarded vest on the fourth anniversary of the grant. The options that vest during the first three years are exercisable at the greater of $16.00 (the initial public offering price of our stock) or the market price of the stock on the date of the grant. If the market price on the date of the grant is $16.00 or less, the options that vest in the fourth year are exercisable at $21.00. If the market price on the date of the grant is more than $16.00, the options that vest in the fourth year are exercisable at 140% of the market price on the date of the grant. We set the exercise price of the last 25% of the grants to vest above the market price because we believed that part of incentive-based compensation should be conditioned upon appreciable increases in the value of our stock. However, the recent extraordinary decline in the United States stock market has caused us to reevaluate our stock option grant practices. Beginning in June 2009, and excluding replacement options that may be issued pursuant to the proposed option exchange offer program described in Proposal 2 below, we expect that all options awarded will vest ratably on the first four anniversaries of the grant and will be exercisable at a price equal to the market price of our stock on the date of the grant. We define the market price of our stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading.

Since the inception of the Plan, all awards of restricted stock units have vested ratably over four years and we expect this practice to continue. In contrast to stock option awards, we believe restricted stock unit grants are beneficial because they are provided to our named executive officers at no cost (other than taxes) to the executive and provide further incentive for such individuals to remain with us. Additionally, holders of restricted stock units are credited with dividend equivalents for any cash dividends paid on the number of shares covered by the restricted stock units as a cash deferral, which deferral is settled in cash upon the vesting of the restricted stock units, thereby providing an additional element of compensation. No restricted stock units were granted to our named executive officers or other employees in 2008.
Upon the closing of our initial public offering in May 2006, certain directors and employees, including our named executive officers (other than Mr. Yemin), received their first grants of non-qualified stock options and restricted stock units under the Plan. In 2008, we continued to make initial grants of stock options to newly hired employees based primarily upon an employee’s responsibilities within the company. The initial equity grants are designed to assist in recruitment and retention. In addition, these initial equity grants provide our employees with an immediate stake in our performance and are intended to immediately align the interests of our directors, employees and stockholders by providing a direct incentive for directors and employees to focus on stockholder value and regulatory compliance. Between the closing of our initial public offering and its first anniversary in May 2007, the scale utilized for initial grants was equivalent to approximately 75% of the scale used at the time of the initial public offering. Since May 2007, the scale applied to the grants of stock options to newly hired employees has been equivalent to approximately 50% of the amount of stock options granted at the time of the initial public offering.
In addition to the initial grant of equity awards received in 2006, our named executive officers (other than Mr. Yemin) were granted additional stock options in 2007 and 2008. The additional grants were made on June 10 in both years (one of our predetermined quarterly grant dates) as part of an annual grant of stock options to all employees who received stock options under the Plan during the prior calendar year. The scale used for the additional grants was approximately 10% of the scale used at the time of the initial public offering. The annual supplemental grants are designed to maintain the alignment of interests of our employees and stockholders for the long term.
We intend to continue our practice of providing long-term equity-based compensation through time-vested grants to certain employees, including our named executive officers. We anticipate that future grants of stock options will have four-year ratable vesting and exercise prices determined in the manner described above. We also intend to continue our practice of making initial grants to new employees as well as annual supplementary grants in quantities less than the employee’s initial grant. The Committee will continue to develop the timing of, and the individual grant guidelines for, the annual supplementary grants under the Plan. The Committee does not currently consider gains from prior equity awards in setting other elements of compensation.
Fringe Benefits, Perquisites and Severance Provisions
Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability insurance. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees administered by Fidelity Management Trust Company. Employees must be at least 21 years of age with at least 1,000 hours worked to be eligible to participate in the plan. After the first anniversary of employment with us, we match employee contributions to the plan, including those by our named executive officers, on a fully vested basis up to a maximum of six percent of eligible compensation.
Beginning with the 2008 tax year, we intend to provide income tax preparation assistance to our executive officers. Because our executive officers are typically among the most highly compensated employees of the Company, their personal tax returns may be examined in connection with examinations of the Company’s tax returns. In addition, Exchange Act reporting requirements expose the executive officers’ compensation to public scrutiny. We believe that encouraging our executive officers to seek professional tax preparation assistance will (a) mitigate the personal risks that accompany the heightened scrutiny of their compensation, (b) provide the Company with a retention and recruiting tool for executive officers, and (c) protect the Company from the negative publicity that could surround an executive officer’s misstatement of his or her personal income tax liabilities.

In addition, we provide limited additional perquisites to two of our named executive officers who are citizens of Israel. Mr. Yemin and Mr. Ginzburg are each provided with rent-free residence in a company-owned home, and Mr. Yemin is reimbursed for the value of income taxes incurred as a result of the residence benefit. Mr. Yemin and Mr. Ginzburg are also provided with the use of an automobile. Mr. Yemin is provided with roundtrip business class airfare to Israel for himself and his family for fourteen (14) calendar days per year. Mr. Ginzburg is provided with roundtrip business class airfare to Israel for himself and his spouse once per year. Both Mr. Yemin and Mr. Ginzburg are provided with the use of an automobile while in Israel. Pursuant to his employment agreement, Mr. Yemin is also (a) paid $3,000 per month to cover education expenses for Mr. Yemin’s children; and (b) provided with a home telephone. Finally, in 2008, Mr. Green was reimbursed in an amount less than $10,000 for the cost of his spouse’s airfare for certain trips to our refinery in Tyler, Texas. For a description of the perquisites paid to our named executive officers for 2008, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement.
The employment agreement with Mr. Yemin, the agreements with Messrs. Morgan, Green and Ginzburg, as well as our 2006 Long-Term Incentive Plan may require us to provide compensation or other benefits to our named executive officers in connection with certain events related to a termination of employment or an exchange transaction. For a description of the terms of these arrangements see “Potential Payments Upon Termination or Change-in-Control Arrangements.”
We have established these arrangements because we believe providing named executive officers compensation and benefits arrangements upon termination or an exchange transaction is necessary for us to be competitive with compensation packages of our peer companies and assists us in recruiting and retaining talented executives. In addition, formalizing these benefits provides us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is terminated.
Tax Considerations
In general, Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our chief executive officer and the next four most highly compensated officers, which we refer to herein as the named executive officers. However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.
The 2006 Long-Term Incentive Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply to awards granted and compensation paid under the plan during the applicable reliance period. In general, the reliance period ends upon the earliest of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available stock and other compensation that has been allocated under the plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which we became publicly held.
While we seek to take advantage of favorable tax treatment for executive compensation where appropriate, the Compensation Committee may in the future award compensation which would not comply with the Section 162(m) requirements for deductibility if the Compensation Committee concluded that to be in our best interest.
Stock Ownership Requirements
We do not have express stock ownership guidelines.
Prohibition Against Speculative Transactions
Our Code of Business Conduct and Ethics, which applies to all of our employees and directors, prohibits speculative transactions in our stock such as short sales, puts, calls or other similar options to buy or sell our stock.

Guidelines For Trades By Insiders
We maintain policies that govern trading in our stock by officers and directors required to report under Section 16 of the Exchange Act, as well as certain other employees who may have regular access to material non-public information about us. These policies include pre-approval requirements for all trades and periodic trading “black-out” periods designed with reference to our quarterly financial reporting schedule. We also require pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To mitigate the potential for abuse, no trades are allowed under a plan within 30 days after adoption. In addition, we discourage termination or amendment of plans by prohibiting trades under new or amended plans within 90 days following a plan termination or amendment.
Conclusion
The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during 2008 and our intended compensation framework for 2009. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Ezra Uzi Yemin, Chairman
Asaf Bartfeld
Carlos E. Jordá
SUMMARY COMPENSATION TABLE
The following Summary Compensation Table sets forth the compensation for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2008 as well as comparative information for these officers for the years ended December 31, 2007 and December 31, 2006. We refer to these five officers collectively herein as our “named executive officers.” The footnotes to the Summary Compensation Table set forth narrative discussions of the material factors necessary to understand the information disclosed in the table.

Name and	Fiscal	Salary	Bonus	Stock Awards	Option Awards	All Other		Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	Compensation		($)(4)
Ezra Uzi Yemin	2008	288,000	400,000	0	264,490	339,092	(5)	1,291,582
President / CEO	2007	288,000	400,000	0	263,768	111,555		1,063,323
	2006	288,000	0	0	703,862	83,646		1,075,508
Edward Morgan	2008	195,000	50,000	49,919	134,563	13,800	(6)	443,282
Vice President / CFO	2007	190,000	95,000	49,783	123,803	13,260		471,846
	2006	176,000	115,000	29,870	74,010	13,341		408,221
Frederec Green	2008	205,000	50,000	38,400	134,563	9,773	(7)	437,736
President / COO of	2007	200,000	100,000	38,295	123,803	10,228		472,326
Delek Refining, Inc.	2006	189,423	120,000	22,977	74,010	10,306		416,716
Lynwood Gregory	2008	205,000	35,000	61,439	134,563	13,800	(8)	449,802
Executive VP / COO of	2007	200,000	100,000	61,271	123,803	13,263		498,337
MAPCO Express, Inc.	2006	189,615	110,000	36,763	74,010	13,341		423,729
Assaf Ginzburg	2008	180,000	50,000	23,040	134,563	43,590	(9)	431,193
VP of Strategic Planning	2007	170,000	85,000	22,977	123,803	24,984		426,764
	2006	149,038	100,000	13,786	74,010	17,805		354,639

(1)	Bonuses for the fiscal year 2008 consist of a special bonus paid in September 2008 to Mr. Yemin and annual bonuses paid in March 2009 to Mr. Morgan, Mr. Green, Mr. Gregory and Mr. Ginzburg. The bonus paid to Mr. Yemin in September 2008 was awarded for his service to us since his last bonus payment in the third quarter of 2007. Bonuses for the fiscal year 2007 consist of a special bonus paid in July 2007 to Mr. Yemin and annual bonuses paid in March 2008 to Mr. Morgan, Mr. Green, Mr. Gregory and Mr. Ginzburg. Bonuses for the fiscal year 2006 consist of an annual bonus paid in March 2007 and a one-time special cash bonus paid in August 2006 in connection with the completion of our initial public offering. Mr. Morgan, Mr. Green, Mr. Gregory and Mr. Ginzburg received $90,000, $95,000, $95,000, and $75,000, respectively for their annual bonus and $25,000, $25,000, $15,000 and $25,000, respectively, for their special bonus.

(2)	This column represents the dollar amount recognized in accordance with FAS 123R for financial statement reporting purposes with respect to the fiscal year for the fair value of restricted stock units granted in 2006 under the 2006 Long-Term Incentive Plan. Fair value is calculated using the closing price of our stock on the date of grant. The grant date fair value was $15.15 for Mr. Morgan, Mr. Green, Mr. Gregory and Mr. Ginzburg. Assumptions used in the calculation of this amount for the 2006 fiscal year are included in footnote 9 to our audited financial statements for the 2006 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 20, 2007. Assumptions used in the calculation of this amount for the 2007 fiscal year are included in footnote 10 to our audited financial statements for the 2007 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 3, 2008. Assumptions used in the calculation of this amount for the 2008 fiscal year are included in footnote 12 to our audited financial statements for the 2008 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 9, 2009.

(3)	This column represents the dollar amount recognized in accordance with FAS 123R for financial statement reporting purposes with respect to the fiscal year for the fair value of stock option awards pursuant to the 2006 Long-Term Incentive Plan and share purchase right awards pursuant to Mr. Yemin’s employment agreement. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for the 2006 fiscal year are included in footnote 9 to our audited financial statements for the 2006 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 20, 2007. Assumptions used in the calculation of this amount for the 2007 fiscal year are included in footnote 10 to our audited financial statements for the 2007 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 3, 2008. Assumptions used in the calculation of this amount for the 2008 fiscal year are included in footnote 12 to our audited financial statements for the 2008 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 9, 2009.

(4)	The table below sets forth the amount of salary and bonus in proportion to the Total Compensation of each named executive officer:

Name and	Fiscal	Salary	Salary as Percentage	Bonus	Bonus as Percentage of
Principal Position	Year	($)	of Total Compensation	($)	Total Compensation
Ezra Uzi Yemin	2008	288,000	22.3%	400,000	31.0%
President / CEO	2007	288,000	27.1%	400,000	37.6%
	2006	288,000	26.8%	0	0.0%
Edward Morgan	2008	195,000	44.0%	50,000	11.3%
Vice President / CFO	2007	190,000	40.3%	95,000	20.1%
	2006	176,000	43.1%	115,000	28.2%
Frederec Green	2008	205,000	46.8%	50,000	11.4%
President / COO of	2007	200,000	42.3%	100,000	21.2%
Delek Refining, Inc.	2006	189,423	45.5%	120,000	28.8%
Lynwood Gregory	2008	205,000	45.6%	35,000	7.8%
Executive VP / COO of	2007	200,000	40.1%	100,000	20.1%
MAPCO Express, Inc.	2006	189,615	44.7%	110,000	26.0%
Assaf Ginzburg	2008	180,000	41.7%	50,000	11.6%
VP of Strategic Planning	2007	170,000	39.8%	85,000	19.9%
	2006	149,038	42.0%	100,000	28.2%

(5)	For the fiscal year 2008, this amount includes matching contributions to the Company’s 401(k) Plan of $13,800. This amount also includes the incremental costs of the following perquisites and other payments received by Mr. Yemin: rent-free residence in a company-owned house in the amount of $161,266, reimbursement of the value of income taxes incurred as a result of the rent-free residence benefit in the amount of $68,602, family education expenses in the amount of $36,000, the value of roundtrip airfare to Israel for himself and his family in the amount of $58,644, personal use of a company-owned automobile and home telephone. We calculated the aggregate incremental cost of Mr. Yemin’s residence as the fair rental value of the property. We calculated the aggregate incremental cost of the airfare as the dollar amount paid for the airfare. We calculated the aggregate incremental cost of Mr. Yemin’s education expenses and tax reimbursement as the dollar amount paid to Mr. Yemin for education expenses and the tax reimbursement in 2008.

(6)	For the fiscal year 2008, this amount consists of matching contributions to the Company’s 401(k) Plan in the amount of $13,800.

(7)	For the fiscal year 2008, this amount consists of matching contributions to the Company’s 401(k) Plan.

(8)	For the fiscal year 2008, this amount consists of matching contributions to the Company’s 401(k) Plan in the amount of $13,800.

(9)	For the fiscal year 2008, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $13,800 and the incremental costs of the following perquisites: rent-free residence in a company-owned house, personal use of a company-owned automobile and the value of roundtrip airfare to Israel for Mr. Ginzburg and his family.

GRANTS OF PLAN BASED AWARDS IN 2008
The following table provides information regarding plan-based awards granted during fiscal year 2008 to our named executive officers.

					Exercise or Base	Grant Date Fair
			Stock Awards:	Option Awards:	Price of Option	Value of Stock
	Grant	Authorization	Number of Shares of	Number of Securities	Awards	and Option
Name	Date	Date	Stock or Units (#)	Underlying Options (#)	($/Share) (1)	Awards ($)(2)
Ezra Uzi Yemin	n/a	n/a	0	0	n/a	n/a
Edward Morgan	06/10/08	05/01/08	0	4,875	16.00	13,504
	06/10/08	05/01/08	0	1,625	21.00	3,689
Frederec Green	06/10/08	05/01/08	0	4,875	16.00	13,504
	06/10/08	05/01/08	0	1,625	21.00	3,689
Lynwood Gregory	06/10/08	05/01/08	0	4,875	16.00	13,504
	06/10/08	05/01/08	0	1,625	21.00	3,689
Assaf Ginzburg	06/10/08	05/01/08	0	4,875	16.00	13,504
	06/10/08	05/01/08	0	1,625	21.00	3,689

(1)	For a description of the manner in which we determine the exercise prices of stock option awards under the 2006 Long-Term Incentive Plan, you should read the discussion at page 17 this Proxy Statement.

(2)	The amounts in this column reflect the total dollar amount to be recognized in accordance with FAS 123R for financial statement reporting purposes over the expected term of the grant. Assumptions used in the calculation of this amount for the 2008 fiscal year are included in footnote 12 to our audited financial statements for the 2008 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 9, 2009.
CEO Employment Agreement. The employment agreement with our president and chief executive officer, Mr. Yemin, was effective May 1, 2004, and was amended as of October 31, 2005, February 1, 2006, April 17, 2006, November 13, 2006 and July 23, 2007. The term of the employment agreement ends on April 30, 2009.
Under the employment agreement, Mr. Yemin receives a base salary of $288,000 and rent-free residence and telephone in a company-owned house in Nashville, Tennessee. The employment agreement was amended in 2007 to provide Mr. Yemin with the option to purchase the residence from us following the termination of his employment (other than termination due to certain specified reasons including, for example, Mr. Yemin’s fraud or willful misconduct involving us or our affiliates, conviction of a felony involving moral turpitude, or material breach of an agreement with us or our affiliates). Under the terms of the option, Mr. Yemin may purchase the residence at a price equal to the cost paid by us to purchase the residence, plus the cost of repairs and upgrades to the residence approved by us, plus three percent of the foregoing sum for every anniversary of our purchase of the residence that occurs prior to Mr. Yemin’s exercise of the option.
Under the agreement, we pay Mr. Yemin $3,000 per month to cover education expenses for Mr. Yemin’s children. In July 2007, this amount increased from $2,000 to $3,000 to account for the education expenses of Mr. Yemin’s third child. In addition, Mr. Yemin is provided with the use of an automobile in the United States and while in Israel, and he is provided with roundtrip business class airfare to Israel for himself and his family for 14 calendar days per year.
Mr. Yemin is provided 24 business days of paid vacation per year which accrue ratably during the employment year. The amount attributed to accrued and unused vacation will be paid to Mr. Yemin upon the expiration or termination of his employment agreement. The employment agreement also provides Mr. Yemin with fourteen calendar days of paid sick leave per year, which accrues ratably according to our standard policies.
Under his employment agreement, Mr. Yemin has the right to purchase up to 1,969,493 shares of our common stock at an exercise price of $2.03 per share, which right Mr. Yemin has exercised in part. The share purchase rights are subject to equal monthly vesting over the five year term of the agreement, and terminate upon the earlier of (i) the first anniversary of Mr. Yemin’s termination of employment for any reason or (ii) the first anniversary of the expiration of his employment agreement. Mr. Yemin has not received any equity compensation awards under our 2006 Long-Term Incentive Plan.

Mr. Yemin may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 24 of this Proxy Statement for further discussion of these terms of Mr. Yemin’s employment agreement.
2006 Long-Term Incentive Plan and Equity Grants. All stock option and restricted stock unit grants in 2008 were made pursuant to our 2006 Long-Term Incentive Plan. For a description of the plan and the material terms of the awards reported in the Grants of Plan Based Awards in 2008 table, you should read the discussion beginning at page 17 of this Proxy Statement.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008
The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2008.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying		Option		Shares or	Market Value of
	Unexercised	Unexercised		Exercise		Units That	Shares or Units of
	Options (#)	Options (#)		Price	Option Expiration	Have Not	Stock That Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)	Vested ($) (1)
Ezra Uzi Yemin	1,188,196 (2)	131,297	(2)	2.03	(3)	0	0
Edward Morgan	27,500	16,250	(4)	16.00	05/03/16	6,500 (5)	$34,385
	0	16,250	(6)	21.00	05/03/16
	1,625	3,250	(7)	23.50	06/10/17
	0	1,625	(8)	32.90	06/10/17
	0	4,875	(9)	16.00	06/10/18
	0	1,625	(10)	21.00	06/10/18
Frederec Green	32,500	16,250	(4)	16.00	05/03/16	5,000 (5)	$26,450
	0	16,250	(6)	21.00	05/03/16
	1,625	3,250	(7)	23.50	06/10/17
	0	1,625	(8)	32.90	06/10/17
	0	4,875	(9)	16.00	06/10/18
	0	1,625	(10)	21.00	06/10/18
Lynwood Gregory	16,250	16,250	(4)	16.00	05/03/16	8,000 (5)	$42,320
	0	16,250	(6)	21.00	05/03/16
	1,625	3,250	(7)	23.50	06/10/17
	0	1,625	(8)	32.90	06/10/17
	0	4,875	(9)	16.00	06/10/18
	0	1,625	(10)	21.00	06/10/18
Assaf Ginzburg	32,500	16,250	(4)	16.00	05/03/16	3,000 (5)	$15,870
	0	16,250	(6)	21.00	05/03/16
	1,625	3,250	(7)	23.50	06/10/17
	0	1,625	(8)	32.90	06/10/17
	0	4,875	(9)	16.00	06/10/18
	0	1,625	(10)	21.00	06/10/18

(1)	The market value of the restricted stock unit awards is based upon a stock price of $5.29 which was the closing price of our stock on the NYSE as of December 31, 2008.

(2)	Pursuant to his employment agreement, Mr. Yemin was granted share purchase rights in May 2004. Upon completion of our initial public offering in May 2006, the share purchase rights permitted him to purchase, subject to certain vesting requirements, up to 1,969,493 shares of our common stock which was five percent of our outstanding shares immediately prior to the completion of the initial public offering. Under the applicable vesting provisions, Mr. Yemin is entitled to purchase up to one-fifth of these shares for each year of his employment (prorated monthly from May 2004 until the expiration of the agreement on April 30, 2009). Of the 1,319,493 share purchase rights remaining at December 31, 2008, 1,188,196 were vested and exercisable.

(3)	The share purchase rights terminate upon the earlier of (i) the one-year anniversary of Mr. Yemin’s termination of his employment agreement for any reason, or (ii) the one-year anniversary of the expiration of his employment agreement.

(4)	The unvested stock options vest on May 9, 2009.

(5)	The unvested restricted stock units vest ratably on May 9, 2009 and May 9, 2010.

(6)	The unvested stock options vest on May 9, 2010.

(7)	The unvested stock options vest ratably on June 10, 2009 and June 10, 2010.

(8)	The unvested stock options vest on June 10, 2011.

(9)	The unvested stock options vest ratably on June 10, 2009, June 10, 2010 and June 10, 2011.

(10)	The unvested stock options vest on June 10, 2012.

OPTION EXERCISES AND STOCK VESTED IN 2008
The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2008.

	Option Awards		Stock Awards
	Number of Shares
	Acquired	Value Realized on	Number of Shares	Value Realized on
Name	on Options Exercised	Options Exercised	Acquired on Vesting (1)	Stock Vested (2)
Ezra Uzi Yemin	0	0	0	0
Edward Morgan	0	0	3,250	$32,988
Frederec Green	0	0	2,500	$25,375
Lynwood Gregory	0	0	4,000	$40,600
Assaf Ginzburg	0	0	1,500	$15,225

(1)	All shares shown in this column vested on May 9, 2008.

(2)	The value shown in this column is based upon the NYSE closing price of our stock on May 9, 2008.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Employment Agreements. We have an employment agreement with Mr. Yemin which contains certain provisions relating to the termination of his employment. Mr. Yemin’s employment agreement provides twelve months notice of termination by either party and for one month of salary continuation following the twelve month notice period. If Mr. Yemin resides in the United States during any such salary continuation period, he will be entitled to continue to receive all the perquisites and other personal benefits provided for in the employment agreement. If Mr. Yemin resides in Israel during any such salary continuation period, he will be entitled to the use of a company vehicle and he will be provided with a home and cellular telephone. If Mr. Yemin’s employment is terminated prior to the end of its term, Mr. Yemin will receive a severance payment equal to $1,000 for each full month of his employment with us from January 2005 through the date of termination, and to payment for unused vacation days accrued through the date of termination. Accrued and unused sick leave is not paid to Mr. Yemin upon the termination of his employment agreement. Assuming that Mr. Yemin’s employment had terminated on December 31, 2008, and that timely notice of such termination had been given, Mr. Yemin would have been entitled to receive $48,000 in severance, $24,000 in salary continuation and $49,846 in accrued unused vacation pay.
Mr. Yemin’s employment agreement also provides him with the option to purchase his residence from us following the termination of his employment (other than termination due to certain specified reasons, including, for example, Mr. Yemin’s fraud or willful misconduct involving us or our affiliates, conviction of a felony involving moral turpitude, or material breach of an agreement with us or our affiliates). Under the terms of the option, Mr. Yemin may purchase the residence at a price equal to the cost we paid to purchase the residence, plus the cost of repairs and upgrades to the residence approved by us, plus three percent of the foregoing sum for every anniversary of our purchase of the residence that occurs prior to Mr. Yemin’s exercise of the option. We do not believe that the option would have provided a quantifiable benefit to Mr. Yemin if he had exercised the option on December 31, 2008.
If Mr. Yemin’s employment agreement terminates because of his death, he will not be entitled to the above-noted payments and benefits, other than accrued and unused vacation. However, pursuant to our standard policies for which the Company-paid premiums are disclosed in the summary compensation table, Mr. Yemin’s beneficiaries would receive a death benefit equal to one and half times Mr. Yemin’s salary at the time of death. Please see the discussion on page 22 of this Proxy Statement for further discussion of the material terms of Mr. Yemin’s employment agreement.

Other Agreements. Pursuant to offer letters, Mr. Morgan, Mr. Green and Mr. Ginzburg are entitled to payments equal to the following amounts: if Mr. Morgan’s employment is terminated through no fault of his own, three months of salary; if we elect to terminate Mr. Green’s employment through no fault of his own, at least three months of salary; and if Mr. Ginzburg’s employment should terminate for any reason beyond his control, three months of base pay. Mr. Morgan, Mr. Green and Mr. Ginzburg would have been entitled to approximately $48,750, $51,250 and $45,000, respectively, if their employment had been terminated on December 31, 2008 under circumstances entitling them to receive the severance payment. In addition, pursuant to a verbal agreement, Mr. Morgan is entitled to be paid for accrued and unused vacation upon the termination of his employment. Mr. Morgan would have been entitled to receive $42,000 in accrued but unused vacation pay if his employment had been terminated on December 31, 2008.
2006 Long-Term Incentive Plan. Under our 2006 Long-Term Incentive Plan (the “Plan”) and the applicable award agreements, any awards that are not vested at the time the participant’s employment terminates will be forfeited unless our Board of Directors or Compensation Committee determines otherwise. In general, vested options that have not been exercised at the time of termination of employment will be forfeited unless they are exercised within 30 days after such termination. If an “exchange transaction” (as described below) occurs with respect to our common stock, then, unless other arrangements are made, unvested awards granted under the Plan may be treated under either of two alternatives. They may be converted into economically equivalent awards with respect to the stock of the acquiring or successor company, or they may become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out). Subject to the above, the disposition of unvested awards under the Plan in the event of an exchange transaction will be determined by our Board, in its discretion. For the purposes of the Plan, an “exchange transaction” includes certain mergers or other transactions which result in our common stockholders receiving cash, stock or other property in exchange for or in connection with their shares of our common stock. If an exchange transaction had occurred on December 31, 2008 and if, in connection with the exchange transaction, the unvested stock options and restricted stock units held by our named executive officers (other than Mr. Yemin, whose share purchase rights are not covered by the Plan) became fully vested, the value of the awards that had become vested by virtue of the exchange transaction would have been $34,385, $26,450, $42,320 and $15,870, for Messrs. Morgan, Green, Gregory and Ginzburg, respectively. These amounts assume a transaction value equal to the closing price of our shares on December 31, 2008.
DIRECTOR COMPENSATION IN 2008
The following table sets forth a summary of the compensation we paid to our non-management directors during fiscal year 2008.

	Fees Earned or				All Other
Name	Paid in Cash (1)	Stock Awards (2)	Option Awards (3)		Compensation	Total
Asaf Bartfeld	0	0	$55,257	(4)	0	$55,257
Gabriel Last	0	0	$38,860	(5)	0	$38,860
Zvi Greenfeld	0	0	$157,960	(6)	$92,040 (7)	$250,000
Carlos E. Jordá	$44,500	$16,953	$12,730	(8)	0	$74,183
Charles H. Leonard	$39,250	$16,953	$12,730	(8)	0	$68,933
Philip L. Maslowe	$46,500	$16,953	$12,730	(8)	0	$76,183

(1)	This column reports the amount of cash compensation earned in 2008 for Board service.

(2)	Mr. Jordá, Mr. Leonard and Mr. Maslowe were each granted 1,500 restricted stock units on each of May 26, 2006, June 10, 2007 and June 10, 2008. This column represents the dollar amount recognized in accordance with FAS 123R for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of these restricted stock unit grants. Fair value is calculated using the closing price of our stock on the date of grant. The grant date fair value was $15.15 for the grants on May 26, 2006, $23.50 for the grants on June 10, 2007 and $11.28 for the grants on June 10, 2008. As of December 31, 2008, Mr. Jordá, Mr. Leonard and Mr. Maslowe had each vested in 1,125 restricted stock units. Assumptions used in the calculation of this amount for the 2006 fiscal year are included in footnote 9 to our audited financial statements for the 2006 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 20, 2007. Assumptions used in the calculation of this amount for the 2007 fiscal year are included in footnote 10 to our audited financial statements for the 2007 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 3, 2008. Assumptions used in the calculation of this amount for the 2008 fiscal year are included in footnote 12 to our audited financial statements for the 2008 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 9, 2009.

(3)	The amounts in this column represent the dollar amount recognized in accordance with FAS 123R for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for the 2006 fiscal year are included in footnote 9 to our audited financial statements for the 2006 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 20, 2007. Assumptions used in the calculation of this amount for the 2007 fiscal year are included in footnote 10 to our audited financial statements for the 2007 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 3, 2008. Assumptions used in the calculation of this amount for the 2008 fiscal year are included in footnote 12 to our audited financial statements for the 2008 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 9, 2009.

(4)	The grant date fair value per option for Mr. Bartfeld’s stock option award was $6.72. As of December 31, 2008, Mr. Bartfeld had 28,000 stock options outstanding of which 14,000 were vested and exercisable. These stock options were granted to Mr. Bartfeld on December 10, 2006, under our 2006 Long-Term Incentive Plan and vest ratably over four years. This was a special, one-time grant in consideration of his supervision and direction of the management and consulting services provided by Delek Group, Ltd. to us and not as compensation for his services as director.

(5)	The grant date fair value per option for Mr. Last’s stock option award was $5.54. As of December 31, 2008, Mr. Last had 28,000 stock options outstanding of which 7,000 were vested and exercisable. These stock options were granted to Mr. Last on January 22, 2007, under our 2006 Long-Term Incentive Plan and vest ratably over four years. This was a special, one-time grant in consideration of his supervision and direction of the management and consulting services provided by Delek Group, Ltd. to us and not as compensation for his services as director.

(6)	The grant date fair value per option for Mr. Greenfeld’s stock option award was $6.06. As of December 31, 2008, Mr. Greenfeld had 117,000 stock options outstanding of which 39,000 were vested and exercisable. Mr. Greenfeld was granted 130,000 stock options on May 3, 2006, pursuant to his amended and restated consulting agreement (discussed below), under our 2006 Long-Term Incentive Plan and not as compensation for his services as director. The 130,000 options vest ratably over five years.

(7)	Consists of fees paid pursuant to Mr. Greenfeld’s amended and restated consulting agreement (discussed below).

(8)	Mr. Jordá, Mr. Leonard and Mr. Maslowe were each granted 3,000 stock options on each of May 9, 2006, June 10, 2007 and June 10, 2008. The grant date fair value per option for the stock option awards was $5.95 for the options awarded on May 9, 2006, $9.26 for the options awarded on June 10, 2007 and $3.10 for the options awarded on June 10, 2008. As of December 31, 2008, Mr. Jordá, Mr. Leonard and Mr. Maslowe each had 9,000 stock options outstanding of which 2,250 were vested and exercisable.
We do not currently pay any director compensation to our non-independent directors. The compensation framework for our independent directors, Mr. Jordá, Mr. Leonard and Mr. Maslowe, was determined by the Board. Future changes to cash and equity compensation for our independent directors will be determined by the Board.
Independent Director Cash Compensation. Our independent directors receive an annual cash fee of $25,000 and an additional annual cash fee of $7,500 for serving as chairman of a Board committee. From among our independent directors, only Mr. Maslowe serves as chairman of a Board committee. The independent directors receive meeting fees of $1,500 per board meeting attended in person and $1,000 per committee meeting attended in person. For meetings attended other than in person, our independent directors receive half of the meeting fee otherwise due. We reimburse our directors for all reasonable expenses incurred for attending meetings and service on our Board of Directors.
Independent Director Equity Compensation. On June 10, 2008, each independent director received 3,000 stock options, each of which has an exercise price per share of $16.00 and which vest in equal amounts on the first four anniversaries of the grant date. Each independent director also received 1,500 restricted stock units on June 10, 2008, which will vest in equal amounts on the first four anniversaries of the grant date. We intend to continue making annual grants of equity awards to each independent director.
Other Compensation. As of May 1, 2005, we entered into an amended and restated consulting agreement with Greenfeld-Energy Consulting, Ltd., a company owned and controlled by Mr. Greenfeld. Under the consulting agreement, Mr. Greenfeld, who has extensive experience in the energy industry, assists management in determining the capital budget of the Tyler refinery and in evaluating our progress in completing capital projects. He also works with management to determine the most cost effective types and grades of crude oil to be purchased for our refinery, both for short and long-term production. Finally, Mr. Greenfeld works with our management to evaluate the progress of our crude optimization projects which are intended to increase our refinery’s production and profitability. Pursuant to the consulting agreement, we compensated Greenfeld-Energy Consulting, Ltd. $7,670 per month commencing September 2005, plus reasonable expenses, for consulting services relating to the refining industry performed personally by Mr. Greenfeld. In April 2006, we paid Greenfeld-Energy Consulting Ltd. a bonus of $70,000 for services rendered in 2005. In addition, Mr. Greenfeld was granted 130,000 stock options in May 2006. See footnote 6 above for the terms of these options. The amended and restated agreement continues in effect until terminated by either party upon six months advance notice to the other party.

PROPOSAL 2
APPROVAL OF A ONE-TIME OPTION EXCHANGE PROGRAM IN WHICH
OPTIONS OUTSTANDING UNDER OUR 2006 LONG-TERM INCENTIVE PLAN MAY BE
EXCHANGED FOR REPLACEMENT OPTIONS COVERING FEWER SHARES WITH
AN EXERCISE PRICE EQUAL TO THE HIGHER OF $8.00 OR
THE FAIR MARKET VAULE OF OUR COMMON STOCK ON THE DATE OF THE GRANT
Introduction
We request stockholder approval of an amendment to our 2006 Long-Term Incentive Plan (the “Plan”) to permit the option exchange offer program described below (the “Program”). The Program would allow us to cancel options held by some of our employees and directors under the Plan with exercise prices in excess of market price (“underwater options”) in exchange for the issuance of a lesser number of stock options with lower exercise prices closer to the current market price of our Common Stock. We are proposing this Program because we believe that replacement options with lower exercise prices closer to the current market price of our Common Stock will more effectively incentivize and facilitate retention of our optionees. Under applicable NYSE rules, implementation of the Program would constitute a material modification of the Plan because the Plan does not expressly contemplate the exchange.
Overview
As of March 13, 2009, a number of our employees and directors hold non-qualified options to purchase a total of 1,778,787 shares of our Common Stock that were granted under the Plan and that have exercise prices ranging between $16.00 per share and $35.08 per share. Because the exercise prices for these options are significantly greater than the current market price of a share of our Common Stock, the incentive and retention effect of these options on the option holders is lessened. Our Board of Directors has determined that we should implement the Program pursuant to which the holders of underwater options may exchange those options for new options under the Plan (the “replacement options”) to purchase shares of our Common Stock for a lesser number of shares with an exercise price equal to the greater of $8.00 or the market price of our Common Stock on the date the replacement options are granted. Our Board of Directors believes the Program will enhance our employee motivation and retention efforts in the face of business challenges affecting our industry.
The Program will be designed such that on the date the replacement options are granted, the fair value of the underwater options surrendered in the exchange (the “surrendered options”) will be approximately equal to the fair value of the replacement options received in the exchange. Accordingly, we do not expect to recognize significant incremental compensation expense for financial reporting purposes as a result of the Program. Assuming full participation in the Program and a closing price of $8.00 per share of our Common Stock on the date the replacement options are granted (which is expected to be on the day the exchange offer closes), the Program would result in the cancellation of approximately 1,779,000 outstanding underwater options in exchange for approximately 779,000 replacement options, for a net reduction of approximately 1,000,000 shares covered by outstanding options.
As of March 13, 2009, the closing price per share of our outstanding Common Stock was $8.80.
Summary of Material Terms of Stock Option Exchange Offer Program
On March 4, 2009, our Board of Directors authorized (subject to stockholder approval) the Program with respect to underwater options that were granted under the Plan between May 2006 and March 2009 and that have exercise prices per share ranging between $16.00 and $35.08. As of March 13, 2009, there were underwater options covering 1,778,787 shares of our stock that would be eligible to participate in the Program. Under the proposed Program, the holders of underwater options will be offered the opportunity to exchange their underwater options for replacement options covering a lesser number of shares and having an exercise price equal to the fair market value of our stock on the date the replacement options are granted. The number of shares covered by the replacement options would be determined using an exchange ratio calculated such that the fair value of the replacement options is approximately equal to the fair value of the surrendered options. The replacement options will be non-qualified options to purchase our Common Stock granted under the Plan. Assuming the proposed Program is approved by our stockholders, we expect the Program to launch on or about May 13, 2009 and expire 20 business days later on or about June 10, 2009. The replacement options will be issued promptly after the exchange offer expires to those participants who accept the offer.

Eligibility
In general, the Program will be open to any individual who holds an outstanding underwater option granted under the Plan. As of March 13, 2009, there were approximately 300 holders of non-qualified options under the Plan and all of them would have been eligible to participate in the Program. Eligible options at March 13, 2009 covered a total of 1,778,787 shares including options covering 490,750 shares held by our named executive officers and directors. In general, an eligible individual may not participate in the Program if his or her employment or other service terminates before the exchange offer expires and the replacement options are granted. Individuals who are absent from work because of short term disability, military leave or other authorized leave will remain eligible to participate in the Program.
Terms of Replacement Options
Each option holder who elects to participate in the Program will receive a replacement option in exchange for each surrendered option. The number of shares underlying the replacement options will be determined using an exchange ratio calculated such that the fair value of the replacement options are approximately equal to the fair value of the surrendered options on the date the surrendered options are canceled and the replacement options are granted. The exchange ratios will be calculated based upon the closing price of our Common Stock on the NYSE on the date of the exchange (which is expected to be the expiration date of the exchange offer) as well as other valuation assumptions. The exchange ratios used in the Program will be calculated by our independent compensation consultant, AON, using the Black-Scholes option valuation model. As a result, the number of shares covered by a replacement option will be less than the number of shares covered by the surrendered option. The exercise price per share of the replacement options will be equal to the greater of $8.00 or the closing price per share of our Common Stock on the NYSE on the date the replacement options are granted.
The replacement options will be completely unvested on the date they are granted, even if the surrendered options had become vested. In general, subject to the option holder’s continuing service, a replacement option will become vested as follows:
•	If and to the extent the surrendered option was vested or was scheduled to vest less than six months from the date the replacement option is granted, a like portion of the replacement option will vest on the six month anniversary of the date the replacement option is granted; and
•	If and to the extent the surrendered option was not vested and was not scheduled to vest less than six months from the date the replacement option is granted, a like portion (or all) of the replacement option will vest on the date(s) as of which the surrendered option would have vested in accordance with its terms.
The replacement options will be “nonqualified stock options” for federal income tax purposes. The replacement options will otherwise have substantially the same terms and conditions as the corresponding surrendered options.
Stockholder Approval
Under current NYSE rules, implementation of the proposed exchange offer would constitute a material modification of the Plan because the Plan does not expressly permit such an exchange. Accordingly, the Program is subject to approval by our stockholders under NYSE rules. If our stockholders approve the amendment to the Plan, our Board of Directors intends to commence the exchange offer promptly following the Annual Meeting. We will not implement the Program if our stockholders do not approve the proposal. We are only seeking approval of the Program at this time. Should we desire to implement another option exchange program in the future, we would seek stockholder approval of the proposed option exchange program at that time if it constitutes a material modification of the Plan or such other plan as we may adopt in the future.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.
Our Board of Directors unanimously recommends that you vote FOR approval of the proposed Program.
Reasons for the Option Exchange Offer Program
We have granted stock options to our employees and directors consistent with the view that stock-based incentive compensation opportunities play a key role in recruiting, motivating and retaining qualified individuals. While our compensation packages generally include a number of different components, we believe equity compensation is one of the key components as it encourages our employees to work toward our success and aligns their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of our Common Stock.
Since May 2006, we have granted options to purchase shares of our Common Stock under the Plan at exercise prices ranging from $16.00 to $35.08 per share, of which options to purchase 1,778,787 shares were outstanding at March 13, 2009. These options are significantly underwater in the sense that the option exercise price is significantly higher than the current market price of our Common Stock. For example, the $8.80 closing price of our Common Stock on the NYSE on March 13, 2009 was approximately 55% of the exercise price of options exercisable at $16.00 per share and approximately 25% of the exercise price of options exercisable at $35.08 per share. Although we continue to believe that stock options are an important component of our compensation program, we believe that these underwater options are perceived by their holders as having a reduced incentive and retention effect due to the difference between the exercise prices and the current market price of our Common Stock. As a result, these options are not providing the incentives and retention value that our Board of Directors believes are necessary to our future success and growth in the value of our shares. We believe the Program will reverse this condition.
In addition to reviving the incentive potential inherent in our outstanding stock options, the Program would provide a benefit to our stockholders in the form of a reduction of the number of shares subject to outstanding options. For example, we estimate our overhang of outstanding stock options would be reduced by approximately 1,000,000 shares, assuming full participation in the proposed option exchange program and the exchange ratios set forth under the column “Ratio if FMV on Exchange Date is $8.00” in the table set forth under the caption “Exchange Ratios” below, based upon a market price of $8.00 per share on the date the replacement options are granted. The actual reduction in our overhang that could result from the option exchange program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the option exchange program and the market price of a share of our Common Stock on the NYSE on the date the exchange offer expires and the replacement options are granted.
Consideration of Alternatives
We have designed the terms of the proposed exchange offer to balance the interests of our stockholders with the objective of increasing the retention and motivational values associated with our outstanding stock options. We considered a number of alternatives before concluding that an option exchange program is the most effective vehicle for restoring the incentive and retention value of our outstanding options. The alternatives considered include:
1.	Adjust cash compensation through payment of bonuses. We considered awarding additional cash bonuses to compensate for the lack of incentive value inherent in previously granted stock options that are now underwater. However, such bonus payments would consume cash and provide a much shorter term retention incentive than equity compensation.
2.	Grant additional equity compensation. We considered making special one-time stock option awards at current market prices and/or restricted stock awards designed to compensate for a reduction in the value of previously granted stock options that are now underwater. However, such supplemental equity awards could result in greater potential dilution to our current stockholders and only serve to increase market overhang.

3.	Implement an option exchange program. We concluded an option exchange program will effectively help us to retain and motivate individuals who hold underwater stock options granted under the Plan and will have the added benefit of benefiting our stockholders for reasons including the following:
(a)	Improved retention will enhance long-term stockholder value. We believe that most, if not all, of the individuals who hold underwater options granted under the Plan view the options as having a reduced incentive and retention effect. Therefore, we believe those options are less effective as motivational and retention incentives. We believe that it is important to offer new ways to motivate and retain these individuals in order to enhance long-term stockholder value. Option holders who elect to participate in the exchange offer will receive replacement options covering fewer shares. However, because the exercise price per share will be reduced to the current price of our shares (or, if the current price of our shares is less than $8.00, the exercise price will be reduced to $8.00 which will be closer to the current price of our shares), the holders will have an opportunity to benefit from all future increases in the price of our Common Stock which, in turn, should provide an enhanced performance incentive compared to the existing underwater options.
(b)	The proposed exchange ratios are intended to make the option exchange value-neutral to our stockholders. The exchange ratios and exercise prices of the replacement options will be calculated so as to provide a fair value exchange of options. This means that the value of the replacement options will be approximately equal to the value of the surrendered options. Accordingly, we expect that any incremental compensation expense we recognize for financial reporting purposes as a result of the proposed option exchange offer program will not be significant.
(c)	The overall number of shares subject to outstanding equity awards will be reduced. Not only do the underwater options have a reduced retention value, they cannot be removed from our stock option overhang until they are exercised or expire unexercised. If approved by the stockholders, the option exchange program will reduce our overhang of outstanding stock options by eliminating ineffective options that are currently outstanding. The actual reduction in our overhang that could result from the Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Program. As indicated, the number of shares covered by underwater options that would be eligible for the Program at March 13, 2009 was 1,778,787. Assuming full participation in the Program and a closing price of $8.00 per share of our Common Stock on the date the replacement options are granted (which is expected to be on the day the exchange offer closes), the Program would result in the cancellation of approximately 1,779,000 outstanding underwater options in exchange for approximately 779,000 replacement options, for a net reduction of approximately 1,000,000 shares covered by outstanding options. The actual reduction in the number of shares covered by outstanding options will vary, depending upon the number of options tendered in the exchange and the exchange ratio which, in turn, is based on a number of factors, including the closing NYSE price of our shares on the date the replacement options are issued (which is expected to be the date the exchange offer expires).
(d)	Reduced pressure for additional grants. We intend to continue including a long-term incentive component to our compensation practices. If we are unable to implement the Program, we may need to issue even more options to our employees and other personnel than we would otherwise want to issue, thus increasing our overhang even more. These additional grants would result in decreased reported earnings, which could negatively impact our stock price.
(e)	A minimum exercise price for replacement options will encourage participation in the Program. The per share exercise price under each replacement option will be equal to the greater of $8.00 or the NYSE closing price per share of our Common Stock on the date the replacement options are issued. Under a value-neutral option exchange offer program, exchange ratios generally become less favorable for optionees as the per share exercise price of replacement options decreases, because optionees would receive replacement options exercisable for significantly fewer shares of our Common Stock. We believe that the projected exchange ratios for per share exercise prices of replacement options below $8.00 may not achieve sufficient participation in the Program. Therefore, we believe that, in the event the NYSE closing price per share of our Common Stock on the date the replacement options are issued is less than $8.00, an $8.00 per share exercise price for replacement options is necessary to ensure attractive exchange ratios that will promote participation in the Program.

(f)	New vesting requirements for the replacement options are expected to encourage employee retention. Assuming full participation in the Program and that the exchange occurs on June 10, 2009, approximately 54% of the surrendered options will either be vested on the date of the exchange or will be scheduled to vest less than six months following the date of the exchange. Therefore, approximately 54% of the replacement options would have longer vesting conditions than the vesting conditions applicable to the surrendered options. As a result, we expect the replacement options will encourage our participating employees and directors to remain with us over the new vesting periods in order to receive value from the replacement options.
(g)	Participation by our executive officers and members of our board of directors. Our executive officers and the members of our board of directors are expected to be the primary drivers of the strategic and operational initiatives to advance the creation of long-term stockholder value. As a result, the retention and motivation of our directors and executive officers are critical to our long-term success. Accordingly, we have elected to allow executive officers and members of our board of directors to participate in the Program.
Description and Implementation of the Option Exchange Program
The Program will be commenced as soon as practicable following stockholder approval. Under the exchange offer, eligible individuals will have an opportunity to exchange underwater options for replacement options covering a lower number of shares and having a lower exercise price. The replacement options will be subject to a minimum six month vesting schedule as explained more fully below.
As part of the Program, eligible individuals will receive written materials explaining the terms and conditions timing of the exchange offer and will be given at least 20 business days to elect whether to participate. Participation by any individual is completely voluntary. In accordance with applicable legal requirements, we will file the terms of the Program with the SEC as part of a tender offer statement on Schedule TO. The replacement options will be issued on the date the exchange offer expires which we expect to be on or about June 10, 2009. Even if the Program is approved by our stockholders, our Board of Directors will retain the authority, in its sole discretion, to terminate or postpone the Program or to make necessary or desirable changes to the Program for purposes of complying with comments from the SEC or due to tax, regulatory or accounting reasons.
Terms of the Exchange Offer
Options Eligible for Exchange
The Program will apply to all underwater options that are outstanding under the Plan. As of March 13, 2009, all outstanding options under the Plan were underwater, and the holders of these underwater options were entitled to purchase 1,778,787 shares of our Common Stock. All such eligible options were granted between May 2006 and March 2009 and have a term of ten years. Except for the underwater options held by our non-management directors, approximately 75% of all such eligible options vest ratably on the first three anniversaries of the grant and approximately 25% of such options vest all on the fourth anniversary of the grant. Mr. Greenfeld holds an underwater option covering 117,000 shares of our Common Stock, Mr. Bartfeld and Mr. Last each hold an underwater option covering 28,000 shares of our Common Stock, and Mr. Jordá, Mr. Leonard and Mr. Maslowe each hold underwater options covering 9,000 shares of our Common Stock. The option granted to Mr. Greenfeld vests ratably over the first five anniversaries of the grant and the options granted the other non-management directors vest ratably on the first four anniversaries of the grant. The Program will not apply to any share purchase rights granted to Mr. Yemin pursuant to his May 1, 2004 employment agreement.
Eligible Individuals
In general, all individuals holding eligible options may participate in the Program. Eligible individuals include employees and non-management directors. As of March 13, 2009, all individuals holding non-qualified options under the Plan, or approximately 300 individuals, would have been eligible to participate in the Program. In general, an eligible individual may not participate in the Program if his or her employment or other service terminates before the exchange offer expires and the replacement options are granted. Individuals who are absent from work because of short term disability, military leave or other authorized leave will remain eligible to participate in the Program.

Election to Participate
Participation in the Program is voluntary. An individual who holds a single option grant must participate, if at all, with respect to all of the shares covered by that option grant. An individual who holds multiple options (that is, options granted on more than one date) may elect to participate with respect to less than all of those option grants but must participate, if at all, with respect to all of the shares covered by any particular option grant.
Description of Replacement Options
All replacement options will be issued under the Plan subject to the vesting conditions described below. No replacement options will be vested at the time they are issued. All replacement options will be treated as “nonqualified stock options” for federal income tax purposes. Unless sooner terminated (for example, in connection with a termination of employment or other service), all replacement options will expire on the date the corresponding surrendered option would have expired. In general, the replacement options will have the same terms and conditions as the corresponding surrendered options, except that the replacement options will cover fewer shares and have lower exercise prices.
Exchange Ratios
The Program will not be a one-for-one exchange. Each replacement option will represent the right to purchase fewer shares than the surrendered option. The number of shares covered by a replacement option will be determined using an exchange ratio designed to result in the fair value of the replacement option being approximately equal to the fair value of the corresponding surrendered option at the time the surrendered option is cancelled and the replacement option is granted (which is expected to occur on the date of the expiration of the exchange offer), as determined under applicable accounting rules. At or before the commencement of the exchange offer, the Compensation Committee will evaluate the exercise prices of the underwater options and the current share price of our Common Stock and determine the exchange ratio applicable to each underwater option, including, the exchange ratio that would apply if the market price of our Common Stock on the NYSE is less than $8.00 on the exchange date. The Committee will set the exchange ratios with the objective of minimizing the aggregate incremental compensation cost of the replacement options under the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (“FAS 123(R)”). The exchange ratios will be established by grouping eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. The exchange ratios will be based on the fair value of the eligible options (calculated using Monte Carlo and binomial models) within the relevant grouping. The calculation of fair value using the Monte Carlo and binomial models takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered options they replace thereby minimizing the additional compensation cost that we must recognize on the replacement options, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs. Upon the completion of the Program, the FAS 123(R) cost of the replacement options will be calculated by AON using the Black-Scholes option valuation model and will be based upon the closing price of our Common Stock on the NYSE on the date the exchange offer expires, as well as other valuation assumptions.
All options eligible for the exchange offer were granted between May 2006 and March 2009 and have exercise prices ranging between $16.00 and $35.08. The number of shares that holders of a surrendered option will be entitled to purchase pursuant to a replacement option will be determined as follows: multiply (i) the number of shares the holder would have been entitled to purchase pursuant to the surrendered option by (ii) the applicable exchange ratio.

Although the exchange ratios cannot be determined now, set forth below are illustrative exchange ratios applicable to surrendered options in five exchange tiers under three assumed closing prices of our Common Stock on the exchange date (the “FMV”), which is expected to be the expiration date of the exchange offer:

		Ratio if FMV on	Ratio if FMV on	Ratio if FMV on
	Exercise Price of	Exchange Date is	Exchange Date is	Exchange Date is
Exchange Tier	Surrendered Option	$6.00 (1)	$8.00	$10.00
1	$16.00	36.36%	50.00%	66.67%
2	$16.01–$20.99	33.33%	44.44%	57.14%
3	$21.00	25.00%	36.36%	50.00%
4	$21.01–$25.99	22.22%	33.33%	44.44%
5	$26.00+	14.29%	26.67%	30.77%

(1)	The exchange ratios in this column would be applicable to replacement options granted with an exercise price per share of $8.00.
Exercise Price of Replacement Options
The per share exercise price under each replacement option will be equal to the greater of $8.00 or the NYSE closing price per share of our Common Stock on the date the surrendered options are canceled and the replacement options are issued, which is expected to be the date the exchange offer expires. All replacement options will be granted on that date and all replacement options will have the same exercise price.
Vesting of Replacement Options
All replacement options will be unvested at the time they are granted and will vest subject to the option holder’s continued service to us. In general, a replacement option will become vested as follows:
•	If and to the extent the surrendered option was vested or was scheduled to vest less than six months after the surrendered option is cancelled, a like portion of the replacement option will vest six months after the replacement option is granted; and
•	If and to the extent the surrendered option was not vested and was not scheduled to vest less than six months after the surrendered option is cancelled, a like portion of the replacement option will vest on the date(s) as of which the surrendered option would have vested in accordance with its terms.
For example, assume a fully vested option is exchanged for a replacement option on June 10, 2009. Subject to continuing employment or service conditions, the replacement option will not be vested upon grant but will become fully vested on December 10, 2009. As another example, assume a partially vested option that vests in three equal increments on September 10, 2008, September 10, 2009 and September 10, 2010 is exchanged for a replacement option on June 10, 2009. Subject to continuing employment or service conditions, no portion of the replacement option will be vested on June 10, 2009, and the replacement option will vest in two increments, two-thirds will vest on December 10, 2009 (six months after the grant date), and one-third will vest on September 10, 2010.
Potential Modification of Terms to Comply with Government Regulations
The terms of the exchange offer will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the Program’s terms, it is possible that we will need to alter the terms of the exchange offer to comply with comments from the SEC. Changes in the terms of the exchange offer may also be required for tax or accounting purposes. We retain the discretion to make any changes to the terms of the exchange offer as we deem necessary or appropriate, other than changes to the manner in which the exchange ratios and exercise prices of replacement options will be calculated.
Accounting Treatment
We have adopted the provisions of FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the incremental compensation cost of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the replacement options over the fair value of the surrendered options. The fair value of the replacement options will be measured as of the date they are granted and the fair value of the surrendered options will be measured immediately prior to their cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the replacement options. However, because the exchange ratios will be calculated to result in the fair value of the replacement options being approximately equal to the fair value of the surrendered options, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange offer.

U.S. Federal Income Tax Consequences
The grant of a replacement option in exchange for the cancellation of a surrendered option is not a taxable event for federal income tax purposes. The federal income tax consequences associated with the exercise of a replacement option are similar to those applicable to the exercise of the corresponding surrendered option. In general, upon the exercise of a replacement option, the participant will realize ordinary income for federal income tax purposes equal to the excess of the then fair market value of the shares acquired upon the exercise over the option exercise price paid for the shares, and we will be entitled to a corresponding tax deduction. The participant’s tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income realized upon exercise. Gain or loss on a later sale of the acquired shares will be treated as long-term or short-term capital gain or loss, depending upon whether the participant held the shares for more than one year before the sale.
Effect on Stockholders
We are not able to predict the impact the Program will have on your interests as a stockholder, as we are unable to predict how many participants will surrender their existing options or what the market price of our Common Stock will be on the date that the replacement options are granted. If the Program is approved, the exchange ratios will result in (a) the issuance of fewer shares subject to the replacement options than were subject to the surrendered options, and (b) the fair value of the replacement options being approximately equal to the fair value of the surrendered options. Accordingly, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Program. In addition, the Program is intended to reduce both our existing stock option overhang and our need to issue supplemental stock options in the future in order to remain competitive with other employers.
Assuming full participation in the Program, a closing price of $8.00 per share of our Common Stock on the date the exchange offer expires, and exchange ratios that result in the fair value of the replacement options being approximately equal to the fair value of the surrendered options, then, based on the valuation assumptions made as of March 13, 2009, the total number of shares underlying our outstanding options would be reduced by approximately 1,000,000 shares. The actual reduction in our overhang that could result from the Program could be significantly lower, depending upon a number of factors, including the actual level of participation by eligible option holders.
New Plan Benefit
The benefits that will be received by or allocated to eligible individuals under the Program are not currently determinable because the exchange ratio has not been established. Exchange ratios applicable to the surrendered options at indicated assumed closing prices of our Common Stock on the exchange date, which is expected to be the expiration date of the exchange offer, are shown in “Exchange Ratios” above.
The table below summarizes the eligible options held by our named executive officers, all executive officers as a group, all directors as a group, and all non-executive officer employees as a group as of March 13, 2009.

Name of Individual or Group	Number of Eligible Options
Ezra Uzi Yemin	0
Edward Morgan	73,000
Frederec Green	78,000
Lynwood Gregory	61,750
Assaf Ginzburg	78,000
All Executive Officers	467,500
All Directors	200,000
All Non-Executive Officer Employees	1,111,287

Material Features of the Plan
The following is a summary of the material terms of our 2006 Long-Term Incentive Plan.
General
The Plan is designed to enable us to attract, motivate, reward and retain key personnel through the grant of equity and cash-based incentive awards. The Plan permits us to grant stock options (including, without limitation, options that are not qualified for federal income tax purposes (sometimes referred to as non-statutory options) and options that are qualified as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986), stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and cash incentive awards to directors, officers, employees, consultants and other individuals (including, advisory board members) who perform services for us or our affiliates. As of March 13, 2009, only non-statutory options and restricted stock units had been granted under the Plan.
Administration and Eligibility
The Plan is currently administered by the Compensation Committee of the Board of Directors. Generally, the Compensation Committee has discretion to select the persons to whom awards will be made under the Plan and prescribes the terms and conditions of each award under the Plan. The Board of Directors also has the power to administer the Plan. With respect to the application of the Plan to non-employee directors, the Board of Directors has sole responsibility and authority for matters relating to the grant and administration of awards. Subject to applicable law, the Compensation Committee also has discretion to delegate all or a portion of its authority under the Plan.
Available Shares Limitations
The Plan provides for the issuance of up to 3,053,392 shares of our Common Stock (subject to adjustment to reflect certain transactions and events specified in the Plan). Pursuant to the Plan, no awards may be granted after the expiration of the Plan on April 17, 2016. As of March 13, 2009, options covering 1,778,787 shares and restricted stock units for 42,875 shares were outstanding under the Plan. Shares covered by the unexercised portion of an award that terminates, expires or is canceled or settled in cash, shares forfeited or repurchased under the Plan, and shares withheld or surrendered in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an award will again become available for issuance under the Plan.
Terms and Conditions of Awards
The Compensation Committee may grant stock options (including non-qualified and incentive stock options) and stock appreciation rights under the Plan. A stock appreciation right entitles the recipient to receive the excess of the fair market value of a share of our Common Stock on the date of exercise over the designated base price of the stock appreciation right. The exercise price of an option and the base price of a stock appreciation right will be determined by the Compensation Committee, but may not be less than the fair market value of the underlying shares of our Common Stock on the date of grant. The Compensation Committee has the authority to determine the term of each option and stock appreciation right, but the maximum term of each option and stock appreciation right will be ten years. Subject to this limit, the times at which each will be exercisable and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or other service or upon the occurrence of other events generally are fixed by the Compensation Committee. The methods by which the exercise price of a stock option may be paid or deemed to be paid and the form of such payment (including, cash, shares of our Common Stock, and other awards) is determined by the Compensation Committee. For options that have already been granted under the Plan, payment of the exercise price may be made by cash or cash equivalent, by tender of shares of our Common Stock then owned by the holder, by the assignment of the proceeds of the sale of some or all of the shares of our Common Stock being acquired upon the exercise of an option or by any combination of the foregoing. The methods of exercise and settlement, the form of consideration payable on settlement and other terms of stock appreciation rights will be determined by the Compensation Committee.

The Compensation Committee may also grant restricted stock and restricted stock units under the Plan. Prior to the end of the restricted period, shares of restricted stock may not be transferred, and will be forfeited in the event of termination of employment or other service in specified circumstances. The Compensation Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the recipient to the rights of a holder of our Common Stock, including the right to vote the shares and to receive dividends (subject to any mandatory reinvestment or other requirements imposed by the Compensation Committee).
Restricted stock units confer upon the recipient the right to receive shares of our Common Stock at the end of a specified deferral or vesting period. The Compensation Committee will establish any vesting requirements for restricted stock units granted for continuing services. All restricted stock units that have already been granted under the Plan vest ratably over four years. Prior to settlement, restricted stock unit awards carry no voting or dividend rights or other rights associated with ownership of our Common Stock, but dividend equivalents will be paid or accrue unless otherwise determined by the Compensation Committee.
The Plan also authorizes the Compensation Committee to grant short term and long term cash incentive awards as well as other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our Common Stock. These awards could include, without limitation, stock bonuses, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into our Common Stock, purchase rights for our Common Stock, awards with value and payment contingent upon our performance or the performance of any of our business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of our Common Stock or the value of securities of or the performance of our subsidiaries or affiliates or other business units and awards designed to comply with or take advantage of other applicable local laws or jurisdictions other than the United States. Cash incentive awards, including annual incentive awards and long-term incentive awards will be earned at such times, and under such circumstances, including the degree of attainment of performance goals or future service requirements as the Compensation Committee may determine. The Compensation Committee will determine the terms and conditions of all such awards.
Unless sooner terminated by the Board of Directors, the Plan will expire on April 17, 2016, the tenth anniversary of the date of its adoption by the Board of Directors. The Board of Directors may amend or terminate the Plan at any time, provided, however, that no such action may adversely affect a holder’s rights under an outstanding award without the holder’s written consent. Any amendment to the Plan that would increase the aggregate number of shares of our Common Stock issuable under the Plan, that would modify the class of persons eligible to receive awards under the Plan or that would otherwise be required to be approved by our stockholders under applicable law or the requirements of any stock exchange or market upon which our Common Stock may then be listed shall be subject to the approval of our stockholders.
The Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of: (i) the expiration of the Plan; (ii) the material modification of the Plan; (iii) the issuance of all available stock and other compensation that has been allocated under the Plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which we became publicly held.
Restrictions on Transfer
Awards granted pursuant to the Plan are not transferable without the consent of the Compensation Committee except for transfers by will or the laws of descent and distribution in the event of death. Awards that may be exercisable, such as options, are exercisable during the holder’s lifetime only by the holder or the holder’s guardian or legal representative.

Change in Control
Under the Plan and the applicable award agreements, if an “exchange transaction” (as described below) occurs with respect to our Common Stock, then, unless other arrangements are made, unvested awards granted under the Plan may be treated under either of two alternatives. They may be converted into economically equivalent awards with respect to the stock of the acquiring or successor company, or they may become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out). Subject to the above, the disposition of unvested awards under the Plan in the event of an exchange transaction will be determined by our Board of Directors, in its discretion. For the purposes of the Plan, an “exchange transaction” includes certain mergers or other transactions which result in our common stockholders receiving cash, stock or other property in exchange for or in connection with their shares of our Common Stock.
Certain U.S. Tax Consequences
The following is a brief description of the salient federal income tax consequences arising with respect to awards made under the Plan.
Stock Options. The grant of a stock option is not a taxable event. In general, a participant will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.
Tax Deductibility Limitation. The Internal Revenue Code limits the allowable tax deduction that may be taken by us for compensation paid to some of our executive officers. The limit is $1,000,000 per executive per year.
The Board of Directors recommends a vote “FOR” the approval of a one-time option exchange program in which options outstanding under our 2006 Long-Term Incentive Plan may be exchanged for replacement options covering fewer shares with an exercise price equal to the higher of $8.00 or the fair market value of our Common Stock on the date of grant.

AUDIT COMMITTEE REPORT
Management is responsible for our system of internal controls and the overall financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
During 2008, the Audit Committee reviewed and discussed with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2008, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure, including its internal control over financial reporting.
Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board of Directors that it approve the inclusion of the audited financial statements in our annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board of Directors ask the stockholders to ratify the appointment of Ernst & Young at the Annual Meeting.
Members of the Audit Committee
Philip L. Maslowe, Chairman
Charles H. Leonard
Carlos E. Jordá
RELATIONSHIP WITH INDEPENDENT AUDITORS
Set forth below are the fees paid for the services of Ernst & Young LLP during fiscal years 2008 and 2007:

	2008	2007

Audit Fees (1)	$1,931,279	$2,228,393
Audit-Related Fees (2)	105,975	111,850
Tax Fees (3)	18,835	377,381
All Other Fees	0	0

Total	$2,056,089	$2,717,624

(1)	Audit fees consisted of services rendered to us or certain of our subsidiaries. Such audit services include audits of financial statements, reviews of our quarterly financial statements, audit services provided in connection with our regulatory filings, and preliminary review of our documentation and test plans in connection with our evaluation of internal controls. Fees and expenses are for services in connection with the audit of our fiscal years ended December 31, 2008 and December 31, 2007 regardless of when the fees and expenses were paid.

(2)	Fees for audit-related matters billed in 2008 and 2007 consisted of agreed upon procedures for us and our subsidiaries, procedures related to regulatory filings of our parent, and consultations on various accounting and reporting areas.

(3)	Fees for tax services billed in 2008 and 2007 consisted primarily of preparation of federal and state income tax returns for us and certain of our subsidiaries and consultation on various tax matters related to us and our subsidiaries.

The Audit Committee has considered and determined that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.
Pre-Approval Policies and Procedures. In general, all engagements performed by our independent registered public accounting firm, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2008, all of the services performed for us by Ernst & Young LLP were pre-approved by the Audit Committee.
PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR 2009
The Audit Committee has appointed Ernst & Young LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2009. Representatives of Ernst & Young are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.
We are asking you to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification because we value your views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent public accounting firm.
STOCKHOLDER PROPOSALS
To be considered for inclusion in our Proxy Statement for our 2010 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals must be in writing and submitted to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than December 4, 2009, for us to consider it for inclusion.
Stockholders who desire to present business at our 2010 annual meeting of stockholders, without inclusion in the Proxy Statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Secretary of such intent in accordance with our bylaws by writing to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. To be timely, such notice must be received not later than January 3, 2010 nor earlier than December 4, 2009, provided that if the date of the annual meeting is advanced more than thirty calendar days prior to or delayed by more than thirty calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 2.02 of our bylaws. You may obtain a copy of our bylaws by writing to our Secretary at the address above.

ANNUAL MEETING OF STOCKHOLDERS OF DELEK US HOLDINGS, INC. May 5, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730300000000000000 9050509 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 2.To approve a one-time option exchange program in which options 1.Election of Directors: outstanding under our 2006 Long-Term Incentive Plan may be exchanged for replacement options covering fewer shares with an NOMINEES: FOR ALL NOMINEESO Erza Uzi Yeminexercise price equal to the higher of $8.00 or the fair market value O Gabriel Lastof our common stock on the date of grant WITHHOLD AUTHORITY O Asaf Bartfeld3. Ratification of the appointment of Ernst & Young, LLP as our FOR ALL NOMINEESO Zvi Greenfeldindependent registered accounting firm for 2009: O Carlos E. Jordá FOR ALL EXCEPTO Charles H. LeonardDiscretionary authority is hereby granted with respect to such other matters as (See instructions below)may properly come before the meeting. The stockholder below acknowledges O Philip L. Maslowe receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, THE APPROVAL OF A ONE-TIME OPTION EXCHANGE PROGRAM AND THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3. PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY IN THE ENVELOPE PROVIDED. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of StockholderDate:Signature of StockholderDate: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 0

DELEK US HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2009. Ezra Uzi Yemin and Edward Morgan and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. held of record by the undersigned on March 11, 2009, at the Annual Meeting of Stockholders to be held at 2:00 pm central time on May 5, 2009, at the Holiday Inn at 5701 South Broadway in Tyler, Texas, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3. (Continued and to be signed on the reverse side) 14475